                                                               Filed pursuant to
                                                                  Rule 424(b)(3)

                                   PROSPECTUS
                               GEMCO MINERALS INC.
                              A FLORIDA CORPORATION
                     Up to 8,196,122 Shares of Common Stock

This prospectus relates to the sale of up to 3,500,000 newly issued common shares by Gemco Minerals Inc. at $0.75 The offering period starts from the date this prospectus the and is valid for 180 days (6 months) from that day. This period could be extended to another 60 days (2 months) at our sole discretion if all common shares have not been subscribed for when the offering is to close.
This offer could be terminated, at our sole discretion, before the expiration of the initial 180 days (6 months) mentioned if the offering is fully-subscribed prior to the closing date. We plan to have our President, Tom Hatton sell the common shares on a self-underwritten basis. Mr. Hatton will make no offers or sales on behalf of any of the selling security holders and will receive no discounts or commissions on the sale of common shares for the Company. Mr.
Hatton will deliver prospectuses to offerees who he believes might have interest in purchasing all or a part of this offering in accordance with all securities regulations and local laws. Mr. Hatton will have the investor complete a subscription agreement for the shares sold on behalf of the Company. Only after the effective date of this prospectus, do we intend to advertise, through tombstones, and hold investment meetings in various states where the offering will be registered. We will not utilize the Internet to advertise our offering.
We will also distribute the prospectus to potential investors at the meetings and to our friends and relatives who are interested in us as a possible investment in the offering.

We are also registering up to 4,696,122 shares of common stock for sale on behalf of certain other holders of our common stock more particularly described under the heading "Selling Stockholders." We will not receive any proceeds from the sale of these shares. We will bear all costs associated with this registration other than certain of the Selling Stockholders' legal or accounting costs or commissions.

Our common stock is currently quoted on the OTC Bulletin Board under the symbol
GMML. The last reported sales price for our common stock on March 29, 2007, was
$0.20 per share.

  Investing in our common stock involves a high degree of risk. You should read this entire prospectus carefully. Risk factors associated with these securities can be found beginning on page 6 in the section titled "risk factors." These securities have not been approved or disapproved by the
     Securities and Exchange Commission or any state securities and exchange commission nor has any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

No underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. None of the proceeds from the sale of stock by the Selling Stockholders will be placed in escrow, trust or any similar account.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this Prospectus is not complete and may be changed. This
Prospectus is included in the Registration Statement that was filed by Gemco
Minerals, Inc. with the Securities and Exchange Commission. The Selling
Stockholders may not sell these securities until the registration statement becomes effective or an exemption to registration becomes available. This
Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  The date of this Prospectus is June 15, 2007

                                TABLE OF CONTENTS
                                                                          Page
                                                                          ----
PROSPECTUS SUMMARY                                                          3
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RISK FACTORS                                                                6
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FORWARD-LOOKING STATEMENTS                                                 11
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USE OF PROCEEDS                                                            12
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DETERMINATION OF OFFERING PRICE                                            13
-------------------------------

SELLING SECURITY HOLDERS                                                   13
------------------------

PLAN OF DISTRIBUTION                                                       17
--------------------

LEGAL PROCEEDINGS                                                          19
-----------------

MANAGEMENT                                                                 19
----------

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS             20
--------------------------------------------------------------

DESCRIPTION OF SECURITIES                                                  22
-------------------------

TRANSFER AGENT                                                             22
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INTEREST OF NAMED EXPERTS AND COUNSEL                                      22
-------------------------------------

LEGAL AND ACCOUNTING MATTERS                                               22
----------------------------

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES
--------------------------------------------------------------------
ACT LIABILITIES                                                            23
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DESCRIPTION OF BUSINESS                                                    24
-----------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
---------------------------------------------------------------
RESULTS OF OPERATIONS                                                      29
----------------------

DESCRIPTION OF PROPERTY                                                    35
-----------------------

RELATED PARTY TRANSACTIONS                                                 42
--------------------------

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS                   43
--------------------------------------------------------

EXECUTIVE COMPENSATION                                                     46
----------------------

Index to Financial Statements and Changes in Accountants                  F-1

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by reference to the detailed information and consolidated financial statements, including the notes thereto, appearing elsewhere in this prospectus. Each prospective investor is urged to read this prospectus in its entirety, and particularly the information set forth in "Risk Factors, page 6."

The Company

We are Gemco Minerals, Inc., and will refer to ourselves as Gemco, the Company, we or us. We were incorporated in the State of Florida on August 22, 1997 under the name of September Project I Corp. On March 6, 2000 the Company changed its name to EchoDrive Internet Corp. On September 25, 2001 the Company changed its name to Firstline Environmental Solutions Inc. and traded under the symbol FEMS.
On July 18, 2002 Firstline Environmental Solutions Inc., conducted a reverse takeover with Firstline Recovery Systems Inc., which is now a wholly owned subsidiary of the Company. On March 30, 2006, the Company changed its name to
Gemco Minerals, Inc. Our business office is located at #203 - 20189 56th Ave,
Langley, BC, V3A 3Y6. Our telephone number is 866-848-2940.

Current Business

Mining - Precious Metals
We are engaged in the acquisition and exploration of mineral properties in the
Province of British Columbia. Our primary focus is the exploration of our Burns
Group Property, located 45 miles east of Quesnel, British Columbia. Our plan of operations is to carry out exploration activities at the Burns Group Project which we have held since 1998. Our exploration activities include test mining activities that we carry out as part of our exploration programs.
We are an exploration stage company and all of our properties are presently in the exploration stage. We do not have any commercially viable reserves on any of our properties. There is no assurance that a commercially viable mineral deposit exists on any of our mineral properties. Further exploration will be required before a final evaluation as to the economic and legal feasibility of mining of any of our properties is determined. There is no assurance that further exploration will result in a final evaluation that a commercially viable mineral deposit exists on any of our mineral properties.
We continue to expand our Burns Group Project by acquiring strategically located mineral claims adjacent to our existing property. In May and June 2006, we acquired another 2,792 acres (1,129 hectares) of additional property to bring our Burns Group property to 12,685 contiguous acres (5,134 hectares. Less than
20% of the property has been explored to date. The company has consolidated its development funds and will concentrate its resources on the Burns Group property on the recommendations of its 43-101 geologist report. Exploration on the Burns
Group property is being conducted under the guidance of the company's qualified person Robert "Ned" Reid, PGeo and field supervision by Doug Merrick, with extensive experience in exploration and development.

Wholly Owned Subsidiary
Our wholly owned subsidiary, "Firstline Recovery Systems Inc." (Firstline)
continues in the business development for its magnetite natural mineral product trade named "Eco-Blast", an environmentally safe product used in the industrial abrasive industry as outlined further below, as well as its patented and proprietary rights in its "Centrifuge Processor Machine" for soil remediation and use in the processing of mining ore.

THE OFFERING

A maximum of 3,500,000 common shares at a $0.75 per share are being offered by the Company.

Another 4,696,122 shares are being registered by the selling securities holders at the prevailing market price per share. We will not receive any sale proceeds from the selling securities holders. All costs associated with this registration will be borne by us.

The offering period starts from the date this prospectus and is valid for 180 days (6 months) from that day. This period could be extended to another 60 days
(2 months) at our sole discretion if all common shares have not been subscribed for when the offering is to close. This offer could be terminated, at our sole discretion, before the expiration of the initial 180 days (6 months) mentioned if the offering is fully-subscribed prior to the closing date.

Please see Plan of Distribution section for a detailed explanation of how the securities may be sold.

Use of proceeds     The Selling Stockholders will receive all of the proceeds
                    from the sale of the shares offered for sale by them under this prospectus. We will not receive any proceeds from the resale of shares by the Selling Stockholders covered by this prospectus. We will receive proceeds from the sale of up to
                    3,500,000 shares at a price of $0.75 per share. The maximum proceeds of $2,625,000 will be used for working capital and general corporate purposes.

Risk Factors        An investment in our common stock involves a high degree of risk and our common stock should not be purchased by anyone who cannot afford the loss of their entire investment.
                    Prospective purchasers of the shares of our common stock
                    should carefully review and consider the factors set forth under "Risk Factors" beginning on page 6 as well as other
                    information in this document, before purchasing any of the common stock.

Summary Financial Information

The following tables present certain summary financial information for the
Company. The data should be read in conjunction with the historical financial statements, including the notes thereto, and other financial information concerning the Company included in this Prospectus.

As of:                             May 31, 2006       February 28, 2007
                                   ------------       -----------------
                                        (1)              (unaudited)

Total Assets                       $    198,460       $         185,662
Liabilities                        $    847,639       $         727,148
Stockholders' Deficit              $   (649,179)      $        (541,486)
Net Book Deficit                   $   (649,179)      $        (541,486)

                                                                        Nine months ended
For the period ended:               May 31, 2006      May 31, 2005      February 28, 2007
                                   --------------     ------------      -----------------
                                         (1)              (1)             (unaudited)
Revenue                            $          --      $         --      $            --
Income (loss) for the period       $    (422,013)     $   (399,073)     $      (290,381)
Income (loss) per share            $       (0.02)     $      (0.04)     $           (--)

________________
(1)  Amounts are derived from audited financial statements.

RISK FACTORS

An investment in our common stock is speculative and involves a high degree of risk and uncertainty. You should carefully consider the risks described below, together with the other information contained in this prospectus, including the consolidated financial statements and notes thereto of our company, before deciding to invest in our common stock. The risks described below include the material risks and uncertainties that we believe may adversely affect our business, operating results or financial condition. There may be additional risks or uncertainties not presently known to us or that we presently consider immaterial that may also adversely affect our company. Our business, financial condition and results of operations and the value of our common stock could be materially and adversely affected by the following risks.

We have reported losses from operations every year of our operating history, and we may not be able to operate as a going concern.

We have never generated profits from operations in any year. At May 31, 2006, our last full fiscal year, we had an accumulated deficit of $1,987,715.  This deficit had increased to $2,278,096 at February 28, 2007.  We will need to significantly increase our annual revenues to achieve profitability. We may not be able to do so. Even if we achieve profitability, we cannot assure you that we will be able to sustain or increase profitability on a quarterly or annual basis in the future.

As discussed in the accompanying financial statements, these factors raise doubt about our ability to continue as a going concern. There can be no assurance that future operations will be profitable. Revenues and profits, if any, will depend upon various factors, including whether we will be able to continue expansion of our revenue. We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on us.

An investment in the common shares offered hereby involves a high degree of risk. You should carefully consider the following risk factors in addition to the other information set forth elsewhere in this prospectus, including the
Financial Statements and Notes, prior to making an investment in our common stock.

Because we are a development stage company our auditors have raised substantial doubt regarding our ability to continue as a going concern. We are in the development stage and have generated no revenues since our inception. Since we are still in the early stages of developing our company and because of the lack of business operations as at May 31, 2006, our independent auditors' opinion includes an explanatory paragraph about our ability to continue as a going concern. We will continue to incur operating expenses and legal and audit expenses. Our auditors have raised substantial doubt regarding our ability to continue as a going concern.

Our failure to make required payments or expenditures could cause us to lose title to the mineral claims.

In order to retain title to the claims, in the Province of British Columbia, the recorded holder of a mineral claim shall perform, or have performed, exploration and development work on the claim to a value of CDN$100 a year per unit plus a
CDN$10 recording fee per claim unit. Our 12,970 acres of mineral claims is equal to over 225 claim cells. This means that for our 225 cells of mineral claims we will need to spend CDN$22,500 on valid exploration work plus recording fees on our mineral claim to keep the claim in good standing with the Province of
British Columbia. Alternately, we may make annual payments in lieu of work to the Province of British Columbia of CDN$100 per unit plus a CDN$10 recording fee per unit, or CDN$24,750 for our 225 cells of mineral claims annually, in order to keep the claim in good standing with the Province of British Columbia. If we fail to make any of the required payments, we could lose title to the claims and you could lose all or part of your investment in this offering.

We may not sell any of the offering.

If we do not sell any of the offering of 3,500,000 shares, we will not have sufficient working capital to carry out the operations.( see plan of operations under management discussion and analysis of financial conditions) Under these circumstances, we will have to raise more capital by offering more shares at the prevailing market price. The new price could be lower then the $0.75 per share for this offering (depending on the prevailing market price) which will further dilute the share value to the investor who is buying this offer.

We may have to seek additional funding, which is likely given our limited capitalization even after this offering, investors in this offering may suffer substantial consequences such as dilution or a loss of seniority in preferences and privileges.

We may need to raise additional capital to implement or continue operations and we will likely have to issue additional equity or convertible debt securities to finance further drilling and engineering studies before a final evaluation of viable commercial mineral deposit is made. This will further dilute the percentage ownership of investors in this offering. Furthermore, any new securities could have rights, preferences and privileges senior to those of our common stock. We currently do not have any commitments for additional financing.
We cannot be certain that additional financing will be available when and to the extent required, or that if available, it will be on acceptable terms. If adequate funds are not available on acceptable terms we may be unable to fund our operations, explore and enhance our mining technologies or respond to competitive pressures.

The cost of an exploration program may exceed our capital resources even if the maximum offering is sold. Drilling programs costs are projected on a best estimate and it's not uncommon that the drilling may hit some difficult spots in the ground. Depending on each situation, the cost of drilling may exceed the estimated costs and exceed available resources, therefore forcing the shut down of the mining exploration program. Investors will lose their investment if the exploration program is not completed unless, additional capital is raised.

Mining activities are sometimes hazardous and may cause bodily injuries.
While mining operators are known to exercise severe cautions while conducting mining activities, Sometimes accidents occurs on the mine site such as equipment tower collapse, falling rocks, collapse of all or part of a mining tunnel, Soils contamination ...etc. These accidents do happen because of mechanical failures, human error and natural causes (such as storms and earthquake). Although we will ensure maximum safety and will carry insurance, the insurance may not cover for legal claims made by the workers or their family in severe accidents where the worker has sustained permanent injury or even death. We will have to incur damage cost and lawyers fees to cover for such claims. Given our limited resources, we may not be able to pay such costs unless we raise additional funds, or be forced to suspend our operations.

The costs of compliance with laws and regulations regarding the environment and mining exploration and operation could adversely affect our business.

Our proposed exploration, mining and mineral processing operations are subject to the laws and regulations of federal, provincial, state and local governments in the jurisdictions in which we operates. These laws and regulations are extensive and govern prospecting, development, production, exports, taxes, labour standards, occupational health and safety, waste disposal, toxic substances, environmental protection, mine safety and other matters. Compliance with such laws and regulations increases the costs of planning, designing, drilling, developing, constructing, operating, closing, reclaiming and rehabilitating mines and other facilities. Amendments to current laws and regulations governing operations and activities of mining companies or more stringent implementation or interpretation thereof could have a material adverse impact on the Company, cause a reduction in levels of exploration and delay or prevent the exploration of new mining properties.

Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment or remedial actions. Parties engaged in exploration and mining operations may be required to compensate those suffering loss or damage by reason of the mining activities and may have civil or criminal fines or penalties imposed for violation of applicable laws or regulations.

General risks attendant to resource exploration could adversely affect our business.

Resource exploration is a speculative business, characterized by a number of significant risks including, among other things, unprofitable efforts resulting not only from the failure to discover mineral deposits but also from finding mineral deposits that, though present, are insufficient in quantity and quality to return a profit from exploration. The marketability of minerals acquired or discovered by us may be affected by numerous factors which are beyond our control and which cannot be accurately predicted, such as market fluctuations, the proximity and capacity of milling facilities, mineral markets and processing equipment, and such other factors as government regulations, including regulations relating to royalties, allowable exploration, importing and exporting of minerals, and environment protection, the combination of which factors may result in us not receiving an adequate return on investment capital.

Exploration efforts may be unsuccessful.

There is no certainty that the expenditures to be made by us in the exploration described herein will result in discoveries of mineralized material in commercial quantities. Initial estimates of reserves, mineral deposits and exploration costs could vary significantly from the actual one. There can be no assurance that minerals recovered in small-scale tests will be duplicated in large-scale tests under on-site conditions or in exploration scale. Material changes in ore reserves, grades, stripping ratios or recovery rates may affect the economic viability of any project. Investors may lose their investment in our company if no minerals with commercial value were discovered.

Mineral prices may not be sufficient to generate profits if and when we have minerals to sell.

The price of minerals is volatile over short periods of time, and is affected by numerous factors beyond our control, including international economic and political trends, expectations of inflation, currency exchange fluctuations, interest rates and global or regional consumption patterns, speculative activities and increased exploration due to improved mining techniques. We do not know when or even if we will have mineral exploration and cannot predict the market prices for minerals if and when exploration begins. It is possible that mineral prices will not be sufficient to cover the costs of exploration and generate profits even if we enter into exploration.

If we fail to remain current in our reporting requirements, we could be removed from the otc bulletin board, which would limit the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Companies trading on the OTC Bulletin Board, such as us, must be reporting issuers under Section 12 of the Exchange Act, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the
OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Our common stock is traded on the OTC bulletin board and could be subject to extreme volatility.

Our common stock is currently quoted on the OTC Bulletin Board, which is characterized by low trading volume. Because of this limited liquidity, stockholders may be unable to sell their shares. The trading price of our shares has from time to time fluctuated widely and may be subject to similar fluctuations in the future. The trading price of our common stock may be affected by a number of factors, including events described in the risk factors set forth in this prospectus, as well as our operating results, financial condition, announcements of drilling activities, general conditions in the oil and gas exploration and development industry, and other events or factors. In recent years, broad stock market indices, in general, and smaller capitalization companies, in particular, have experienced substantial price fluctuations. In a volatile market, we may experience wide fluctuations in the market price of our common stock. These fluctuations may have a negative effect on the market price of our common stock.

Our common stock is subject to the "penny stock" rules of the securities and exchange commission and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

     o    that a broker or dealer approve a person's account for transactions in penny stocks; and

     o    the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

     o    obtain financial information and investment experience objectives of the person; and

     o    make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

     o    sets forth the basis on which the broker or dealer made the suitability determination; and

     o    that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks

Insiders currently own approximately 48% of the issued and outstanding common shares. Such concentrated control allows these shareholders to exert significant influence in matters requiring approval of our shareholders.

Our officers, directors and principal shareholders, taken as a group, currently beneficially own approximately 48% of our outstanding common stock. Such concentrated control of the company may adversely affect the price of our common stock. Our insiders may be able to exert significant influence, or even control, over matters requiring approval by our security holders, including the election of directors. Such concentrated control may also make it difficult for our shareholders to receive a premium for their shares of our common stock in the event we merge with a third party or enter into a different transaction which requires shareholder approval.

Investors mat experience dilution in their holdings

Investors may experience dilution in the net tangible book value of their investment upon the exercise of any of the 540,000 outstanding warrants.

Investors in our common stock may experience a loss of investment as we have no minimum on our offering.

Our current investors and future investors may experience loss on their investment if we are unable to raise enough funds to continue on with our business plan.

Our offering price is arbitrarily determined and is unrelated to any measure of value, actual income or assets.

Our offering price of $0.75 per share was arbitrarily determined by us based solely upon an increase over the prices paid by earlier investors in our company. It is not based upon an independent assessment of the value of our shares and should not be considered as such.

                                       10

Forward -Looking Statements

This prospectus contains forward-looking statements that are based on our current expectations, assumptions, estimates and projections about GMML and the mining industry. When used in this prospectus, the words "expects,"
"anticipates," "estimates," "intends" and similar expressions are intended to identify forward looking statements. These statements include, but are not limited to, statements under the captions "Risk Factors," "Use of Proceeds,"
"Management's Discussion and Analysis of Financial Condition and Plan of
Operations," "Business" and elsewhere in this prospectus. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus.

WHERE YOU CAN GET ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission, 100 F Street, N.E.
Washington, D.C. 20549, under the Securities Act of 1933 a registration statement on Form SB-2 of which this prospectus is a part, with respect to the common shares offered hereby. We have not included in this prospectus all the information contained in the registration statement, and you should refer to the registration statement and our exhibits for further information.

Any statement in this prospectus about any of our contracts or other documents is not necessarily complete. If the contract or document is filed as an exhibit to the registration statement, the contract or document is deemed to modify the description contained in this prospectus and will not contradict the terms. You must review the exhibits themselves for a complete description of the contract or document.

In the Registration Statement, certain items of which are contained in exhibits and schedules as permitted by the rules and regulations of the Securities and
Exchange Commission. You can obtain a copy of the Registration Statement from the Securities and Exchange Commission by mail from the Public Reference Room of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C.
20549, at prescribed rates. In addition, the Securities and Exchange Commission maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The Securities and
Exchange Commission's telephone number is 1-800-SEC-0330.

These SEC filings are also available to the public from commercial document retrieval services.

                                       11

USE OF PROCEEDS

The following table sets forth management's estimate of the allocation of net proceeds expected to be received from this offering. Actual expenditures may vary from these estimates. Pending such uses, we will invest the net proceeds in investment-grade, short-term, interest bearing securities.

                                  ------------   ------------  -------------  ------------
                                  If sold 100%    If sold 80%    If sold 40%   If sold 20%
                                  or 3,500,000   or 2,800,000   or 1,400,000   or 700,000
                                     shares         shares          shares       shares
                                  ------------   ------------   ------------  ------------
Total Proceeds                      $2,625,000     $2,100,000    $ 1,050,000     $525,000
--------------                      ----------     ----------    -----------     --------
       Less:
              Commission (1)           262,500        210,000        105,000       52,500
              Offering expenses         30,000         30,000         30,000       30,000
               and filing fees
              Net Proceeds          $2,332,500     $1,860,000      $ 915,000     $442,500

Use of Net Proceeds
-------------------
              Equipment                105,000        105,000         85,000           --
              Geological Works          40,000         40,000         40,000       20,000
              Drilling Program         220,000        220,000        110,000      110,000
              Maps and reports          25,000         25,000         25,000       15,000
              Assays                    10,000         10,000         10,000        6,500
              License & Permits          7,500          7,500          7,500        7,500
              Debt Servicing (2)       115,000        115,000         95,000       55,000
              Working capital        1,810,000      1,337,500        542,500      228,500

Total use of net proceeds           $2,332,500     $1,860,000       $915,000     $442,500
                                    ==========    ===========      =========     ========

(1)  This represents the maximum underwriting discounts and commissions we will pay if broker/dealers are used to sell the common shares. We plan to have our officers offer and sell the common shares and they will receive no discounts or commissions. To the extent that our officers sell the common shares, the proceeds that allocated for commissions will be additional working capital. We do not have any agreements, arrangements or understandings with any broker/dealers to offer or sell our common shares, although we may, at our discretion, retain such to assist in the offer and sell of our common shares.

(2)  Payments to service existing unsecured liabilities.

                                       12

DETERMINATION OF OFFERING PRICE

We arbitrarily selected the offering price. There is no relationship between the offering price of the shares and our assets, earnings, book value, net worth or other economic or recognized criteria and future value of our shares.

Our offering price of $0.75 per share was arbitrarily determined by us based solely upon an increase over the prices paid by earlier investors in our company. It is not based upon an independent assessment of the value of our shares and should not be considered as such. The offering price is significantly higher than the present price as quoted on the OTC Bulletin Board as the Company ascertains that its current and future projects will generate considerable value as well as interest in the investment community to support the offering price.

SELLING SECURITY HOLDERS

Other than the relationships described below, none of the selling securities holders had or have any material relationship with us, none of the selling securities holders is a broker-dealer or an affiliate of a broker-dealer to our knowledge and none of these selling security holders are a director or officer of our company except as denoted below.

-----------------------------------------------------------------------------------------------------------
Name of Selling securities holder              Common Shares  Total Shares     Number of Shares Owned by
and Position, Office of material                Owned by the      to be     Selling securities holder After
      Relationship with                           Selling       Registered   Offering and Percent of Total
     Gemco Minerals Inc.                         securities    Pursuant to   Issued and Outstanding, if All
                                    Notes          holder*    this Offering    shares registered are sold
-----------------------------------------------------------------------------------------------------------
                                                                               # of Shares      % of Class
-----------------------------------------------------------------------------------------------------------
 Andrada, Gloria                     1   a         40,000         20,000            20,000         0.08%

 Andrada,Rogelio                     2   a         20,000         10,000            10,000         0.04%

 Azzam, Khaled                       3             20,000         10,000            10,000         0.04%

 Betts, Avril                        4             20,000         10,000            10,000         0.04%

 Binder, David                       5             80,000         40,000            40,000         0.17%

 Brett, Evan (Director)              6            792,297        376,148           416,149         1.74%

 Cox, Janet                          7             40,000         20,000            20,000         0.08%

 Evancic, Dorlyn (Director)          8   b        830,000        415,000           415,000         1.73%

                                       13

 Fu Kwai Ent Ltd (Principal)         9   c      1,705,833        852,916           852,917         3.56%

 Great West Mgmt Corp.(Principal)   10   d      2,599,389      1,299,694         1,299,695         5.42%

 Hague, Mark                        11            215,000        135,000            80,000         0.33%

 Harpain, Franz                     12             20,000         10,000            10,000         0.04%

 Harris, Kenneth                    13              3,571          3,571                 -         0.00%

 Holm, Carl D                       14             50,000         50,000                 -         0.00%

 Jalbuena, Charity                  15             40,000         20,000            20,000         0.08%

 Kuan, Chen Pik                     16             40,000         20,000            20,000         0.08%

 Lee, Daniel Y W                    17             40,000         20,000            20,000         0.08%

 Manetta, Angela                    18             20,000         10,000            10,000         0.04%

 Masson,  Merrill                   19             20,000         10,000            10,000         0.04%

 Mollica, Delaine (Principal)       20   d        445,000        222,500           222,500         0.93%

 Pro-Act Management Inc. (Director) 21   b        788,571        394,285           394,286         1.64%

 Randel,  Jonn                      22             40,000         20,000            20,000         0.08%

 Ribnitska, Tetyana                 23             60,000         30,000            30,000         0.13%

 Richards, Gaye                     24             50,000         50,000                 -         0.00%

 Rogalsky, Alex                     25             40,000         20,000            20,000         0.08%

 Smith,  Karen                      26             35,714         35,714                 -         0.00%

 Smith, Patrick                     27             40,000         20,000            20,000         0.08%

 Solodchenko, Igor                  28             20,000         10,000            10,000         0.04%

 Stevens, Greg                      29   e         20,000         10,000            10,000         0.04%

 Stevens, Joyce                     30   e         20,000         10,000            10,000         0.04%

 Stevens,  Tracey                   31   e         35,000         35,000                 -         0.00%

 Strotmann, Anita                   32   f         40,000         20,000            20,000         0.08%

                                       14

 Strotmann, Bernhard                33   f         40,000         20,000            20,000         0.08%

 Todd, Rick                         34              2,000          2,000                 -         0.00%

 Webster, Murray                    35             10,714         10,714                 -         0.00%

 Weir, Ted                          36            120,000         60,000            60,000         0.25%
                                               ----------     ----------        ----------      --------
 Total                                          8,403,089      4,302,542         4,100,547        17.10%
                                               ==========     ==========        ==========      ========

     *    Including the 540,000 shares underlying warrants held which are listed on page 47

          Notes to the table re: relationships and corporate control persons
          ------------------------------------------------------------------
     a)   Gloria and Rogilio Andrada are wife and husband.
     b)   Pro-Act Management Inc. is controlled by Dorlyn Evancic
     c)   Fu Kwai Enterprises Ltd. is controlled by Valentina Guerin
     d)   Great West Management Corp. is controlled by Delaine Mollica
     e)   Joyce Stevens is the mother of Greg and Tracey Stevens
     f)   Anita and Bernhard Strotmann are wife and husband.

1)   Shares issued to Gloria Andrada include i) 20,000 shares issued in accordance with the 2006 private placement, and ii) 20,000 shares underlying warrants exercisable at $0.25 per share.
2)   Shares issued to Rogelio Andrada include i) 10,000 shares issued to in accordance with the 2006 private placement, and ii) 10,000 shares underlying warrants exercisable at $0.25 per share.
3)   Shares issued to Khaled Azzam include i) 10,000 shares issued in accordance with the 2006 private placement, and ii) 10,000 shares underlying warrants exercisable at $0.25 per share.
4)   Shares issued to Avril Betts include i) 10,000 shares issued in accordance with the 2006 private placement, and ii) 10,000 shares underlying warrants exercisable at $0.25 per share.
5)   Shares issued to David Binder include i) 40,000 shares issued in accordance with the 2006 private placement, and ii) 40,000 shares underlying warrants exercisable at $0.25 per share.
6)   Shares issued to Evan Brett include i) 73,000 shares issued for conversion of debt in the amount of $19,450 ii) 255,638 shares issued for conversion of debt in the amount of $46,015 iii) 233,659 shares issued for conversion of debt in the amount of $58,415 iv) 40,000 shares issued for a loan extension fee in the amount of $10,000 v) 110,000 shares issued for $11,000 in administrative services, and vi) 40,000 issued in accordance with the
     2006 private placement vii) 40,000 shares underlying warrants exercisable at $0.25 per share.
7)   Shares issued to Janet Cox include i) 20,000 shares issued in accordance with the 2006 private placement, and ii) 20,000 shares underlying warrants exercisable at $0.25 per share.
8)   Shares issued to Dorlyn Evancic include i) 500,000 shares issued for management and consulting services and ii) 200,000 shares issued for management and consulting services for a total deemed value of $70,000,
     iii) 130,000 shares acquired in the market

                                       15

9)   Shares issued to Fu Kwai Enterprises Ltd. include i) 350,000 shares issued for a loan extension fee in the amount of $38,500 ii) 200,000 shares acquired directly from Global Energy Resource Group Ltd. , and iii)
     1,155,833 shares issued for conversion of debt in the amount of $127,142
10)  Shares issued to Great West Management Corp. include i) 2,160,000 shares issued in accordance with the share exchange agreement on acquisition of
     Firstline Recovery Systems Inc. ii) 707,818 shares issued for conversion of debt totaling $127,407, and iii) 178,571 shares issued for conversion of debt in the amount of $44,643.
11)  Shares issued to Mark Hague include i) 80,000 shares issued in accordance with the 2006 private placement, and ii) 80,000 shares underlying warrants exercisable at $0.25 per share, and iii) 40,000 shares issued for $8,000 in cartage services, and iv) 15,000 shares issued for a loan fee in the amount of $3,000.
12)  Shares issued to Franz Harpain include i) 10,000 shares issued in accordance with the 2006 private placement, and ii) 10,000 shares underlying warrants exercisable at $0.25 per share.
13)  3,571 shares were issued to Kenneth Harris on conversion of debt in the amount of $893.
14)  50,000 shares were issued to Carl D Holm for $5,000 in legal services.
15)  Shares issued to Jalbuena Charity include i) 20,000 shares issued in accordance with the 2006 private placement, and ii) 20,000 shares underlying warrants exercisable at $0.25 per share.
16)  Shares issued to Chen Pik Kuan include i) 20,000 shares issued in accordance with the 2006  private placement, and ii) 20,000 shares underlying warrants exercisable at $0.25 per share.
17)  Shares issued to Daniel YW Lee include i) 20,000 shares issued in accordance with the 2006  private placement, and ii) 20,000 shares underlying warrants exercisable at $0.25 per share.
18)  Shares issued to Angela Manetta include i) 10,000 shares issued in accordance with the 2006  private placement, and ii) 10,000 shares underlying warrants exercisable at $0.25 per share.
19)  Shares issued to Merrill Masson include i) 10,000 shares issued in accordance with the 2006  private placement, and ii) 10,000 shares underlying warrants exercisable at $0.25 per share.
20)  Shares issued to Delaine Mollica include i) 325,000 shares issued for conversion of debt totaling $65,000, and ii) 120,000 shares issued for administration services at a deemed value of $12,000.
21)  Shares issued to Pro-Act Management Inc. include i) 178,571 shares issued for conversion of debt totaling $44,643 ii) 400,000 shares issued for management and consulting services at a deemed value of $40,000, and iii)
     210,000 shares issued for management and consulting services at a deemed value of $21,000.
22)  Shares issued to Jonn Randel include i) 20,000 shares issued in accordance with the 2006  private placement, and ii) 20,000 shares
     underlying warrants exercisable at $0.25 per share.
23)  Shares issued to Tetyana Ribnitska include i) 30,000 shares issued in accordance with the 2006 private placement, and ii) 30,000 shares underlying warrants exercisable at $0.25 per share.
24)  50,000 shares were issued to Gaye Richards in accordance with a property purchase agreement for mineral claims at a deemed value of $14,500.
25)  Shares issued to Alex Rogalsky include i) 20,000 shares issued in accordance with the 2006 private placement, and ii) 20,000 shares underlying warrants exercisable at $0.25 per share.
26)  35,714 shares were issued to Karen Smith on conversion of debt in the amount of $8,929.
27)  Shares issued to Patrick Smith include i) 20,000 shares issued in accordance with the 2006 private placement, and ii) 20,000 shares underlying warrants exercisable at $0.25 per share.
28)  Shares issued to Igor Solodchenko include i) 10,000 shares issued in accordance with the 2006 private placement, and ii) 10,000 shares underlying warrants exercisable at $0.25 per share.
29)  Shares issued to Greg Stevens include i) 10,000 shares issued in accordance with the 2006 private placement, and ii) 10,000 shares
     underlying warrants exercisable at $0.25 per share.
30)  Shares issued to Joyce Stevens include i) 10,000 shares issued in accordance with the 2006 private placement, and ii) 10,000 shares underlying warrants exercisable at $0.25 per share.

                                       16

31)  On Jan 26, 2007, 35,000 shares were issued to Tracey Stevens for marketing and consulting in the amount of $8,750.
32)  Shares issued to Anita Strotmann include i) 20,000 shares issued in accordance with the 2006 private placement, and ii) 20,000 shares underlying warrants exercisable at $0.25 per share.
33)  Shares issued to Bernhard Strotmann include i) 20,000 shares issued in accordance with the 2006 private placement, and ii) 20,000 shares underlying warrants exercisable at $0.25 per share.
34)  2,000 shares were issued to Rick Todd for marketing in the amount of $300.
35)  10,714 shares were issued to Murray Webster on conversion of debt in the amount of $2,679.
36)  Shares issued to Ted Weir include i) 60,000 shares issued in accordance with the 2006 private placement, and ii) 60,000 shares
     underlying warrants exercisable at $0.25 per share.

We may require the company and/or selling security holder to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

PLAN OF DISTRIBUTION

     We plan to have our President, Tom Hatton sell the common shares on a self-underwritten basis. Mr. Hatton will make no offers or sales on behalf of any of the selling security holders and will receive no discounts or commissions on the sale of common shares for the Company. Mr. Hatton will deliver prospectuses offerees who he believes might have interest in purchasing all or a part of this offering in accordance with all securities regulations and local laws. Mr. Hatton will have the investor complete a subscription agreement for the shares sold on behalf of the Company.

     Our President, Mr. Hatton will not register as a broker/dealer under
Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1.
Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker/dealer. The conditions are that:

     1.   The person is not statutorily disqualified, as that term is defined in
Section 3(a)(39) of the Act, at the time of his participation; and,

     2.   The person is not at the time of their participation, an associated person of a broker/dealer; and,

     3.   The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B)
is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Mr. Hatton is not statutorily disqualified, is not being compensated, and is not associated with a broker/dealer. He is and will continue to be one of our officers and directors at the end of the offering and has not been during the last twelve months and is currently not a broker/dealer or associated with a broker/dealer. Mr. Hatton has not and will not participate in the sale of securities of any issuer more than once every twelve months. Only after the SEC declares our registration statement effective, do we intend to advertise, through tombstones, and hold investment meetings in various states where the offering will be registered. We will not utilize the Internet to advertise our offering. We will also distribute the prospectus to potential investors at the meetings and to our friends and relatives who are interested in us as a possible investment in the offering.

                                       17

In order to buy shares you must complete and execute the subscription agreement and return it to us at #203 - 20189 56th Ave, Langley, BC, V3A 3Y6 (866)
848-2940. Payment of the purchase price must be made by check payable to the order of Gemco Minerals Inc. The check may be delivered directly to us at the above-mentioned address We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within
48 hours after we receive them. Selling Securities Holders Plan of Distribution

The Selling securities holders may sell or distribute its shares in transactions through underwriters, brokers, dealers or agents from time to time or through privately negotiated transactions, including in distributions to shareholders or partners or other persons affiliated with the Selling securities holder.

The distribution of the Selling securities holders shares may be effected from time to time in one or more transactions (which may involve crosses or block transactions) in the following types of transactions:

     1.   Over-the-counter market sales
     2.   Privately negotiated sales
     3.   By writing of options on the shares (whether such options are listed on an options exchange or otherwise).

Any of such transactions will be at the offering price of $xxx per share. In the event a market develops for the Company's common stock such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

If the selling securities holders effect such transactions by selling the shares to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the Selling securities holders or commissions from purchasers of the shares for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents might be in excess of those customary in the types of transactions involved).

A selling securities holder and any brokers, dealers or agents that participate in the distribution of the securities might be deemed to be underwriters, and any profit on the sale of the securities by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the
Securities Act.

A selling securities holder may pledge the shares from time to time in connection with such Selling securities holder's financing arrangements. To the extent any such pledgees exercise their rights to foreclose on any such pledge, and sell the shares, such pledgees may be deemed underwriters with respect to such shares and sales by them may be affected under this prospectus. We will not receive any of the proceeds from the sale of any of the shares by the selling securities holder.

                                       18

Under the Exchange Act and applicable rules and regulations promulgated thereunder, any person engaged in a distribution of any of the shares may not simultaneously engage in market making activities with respect to the shares for a period, depending upon certain circumstances, of either two days or nine days prior to the commencement of such distribution. In addition, and without limiting the foregoing, the selling securities holders will be subject to applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales of any of the shares by the selling securities holder.

Under the securities laws of certain states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless the shares have been registered or qualify for sale in such state or an exemption from registration or qualification is available and is complied with.

LEGAL PROCEEDINGS

To our knowledge, neither us, nor any of our officers or director is a party to any material legal proceeding or litigation and such persons know of no material legal proceeding or contemplated or threatened litigation. There are no judgments against us or our officers or directors. None of our officers or director has been convicted of a felony or misdemeanor relating to securities or performance in corporate office.

MANAGEMENT

The following table sets forth our director and executive officers, their ages, and all offices and positions held. Directors are elected for a period of one year and thereafter serve until the stockholders duly elect their successor.
Officers and other employees serve at the will of the Board of Directors.

NAME             AGE    POSITION*                      1ST YEAR WITH COMPANY
----             ---    ---------                      ---------------------

Tom Hatton       63     Director, President            2004

Evan Brett       66     Director, Secretary            2005

Dorlyn Evancic   43     Director, Treasurer,           2005
                        Chief Financial Officer **

*    Directors serve until resignation or their successors are elected by the shareholders.

**   Mr. Evancic serves as Chief Financial Officer through a consulting agreement with Pro-Act Management, see Exhibit 10.2

Business Experience of Directors and Officers

Gemco has three directors and officers as listed below. All of the directors spend as much time as necessary to manage the business as required, and currently utilize an average of third of their time as a whole, to manage the business on a day to day basis. There are no family relationships between the directors and officers.

                                       19

Thomas Hatton - Wells, British Columbia
Position: President / Director - Mr. Hatton has extensive experience in all facets of the minerals and mining industry. With over thirty years of stewardship in the field with multiple properties, he has undertaken management and operations roles including the following: placer mining operations, design and development of mineral processing plants, purchasing and placement of heavy equipment, government permitting, coordinating research and development activities, human resources, working closely with geologists, engineers and equipment operators. He also held the position of Mine Manager for International
Wayside Gold Mines Ltd. which is one of the largest gold properties in the
Cariboo region. Tom's knowledge and expertise in the mining industry are instrumental to the company.

Dorlyn Evancic CGA - Port Coquitlam, British Columbia
Position: CFO / Director - Mr. Evancic has over twenty years of experience in business finance, management and operations in a cross-section of corporations and industries. He has held executive positions in financial management and as a consultant with many public companies on exchanges in both Canada and the USA.
In these capacities he has undertaken a wide range of corporate activities including, strategic planning, business development, corporate governance, due diligence and acquisitions. Mr. Evancic has held his CGA designation since 1989 and is the President of Pro-Act Management Inc. which is involved in the structuring, administering and reorganizing of corporate clients since 1997. His diverse background and business acumen will strongly enhance our corporate management as the Chief Financial Officer.

Evan Brett - Langley, British Columbia
Position: Secretary / Director - Evan has been in commercial real estate for the past 35 years selling and leasing commercial and investment properties and businesses. During that time he has also been active in numerous other businesses and organizations such as 9 years as a director of the Fraser Valley
Real Estate Board chairing various committees, 5 years as a director of Homewood
Mortgage Investment Corp. and more recently 5 years as a director of VWR
Mortgage Investment Corp. Aside from his involvement in Gemco, he is an owner and director of three other public companies. He is a contributing author and editor of the manual entitled a Guidebook to Commercial Real Estate, distributed to commercial realtors across Canada. He is a graduate of both U.B.C. and Simon
Fraser Universities in B.C.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the persons known to us as beneficially owning more than five percent (5%) of the 19,436,375 shares which are presently issued and outstanding and assuming the maximum offering of 3,500,000 common shares are sold. The table also shows the number of shares of common stock beneficially owned as of March 26, 2007, by each individual directors and executive officers and by all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the
Securities and Exchange Commission and includes a voting and investment power with respect to shares. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of Common Stock subject to options and warrants currently exercisable or convertible, or exercisable or convertible within 60 days of the date of this prospectus, are deemed beneficially owned and outstanding from computing the percentage of the person holding such securities, but are not considered outstanding for computing the percentage of any other person, except with respect to group totals.

                                       20

------------------------------  ----------------------- ---   ------------------ ---------------   ---------------
          Name and Address               Position            Amount & Nature       % of Class        % of Class
          Beneficial Owner                                   of Beneficial Owner  Before Offering   After Offering*
------------------------------  ----------------------- ---   ------------------ ---------------   ---------------
Tom Hatton                      Director                             787,160           3.9%             3.4%
Box 111,                        President
Wells, BC, V0K 2R0

Evan Brett                      Director                 1           792,297           3.9%             3.3%
19651 - 48th Avenue,            Secretary
Langley, BC, V3A 3K7

Dorlyn Evancic                  Director                 2         1,683,703           8.4%             7.2%
1228 Gateway Place,             Treasurer, CFO
Port Coquitlam,
BC, V3C 5X4

Fu Kwai Enterprises Ltd.        Principal Shareholder    3         1,705,833           8.6%             7.3%
Suite 215, 8171 Cook Road
Richmond, BC, V6Y 3T8

Great West Management Corp.     Principal Shareholder    4         3,044,389          15.3%            13.0%
Suite 102 - 20475 Douglas Cres.
Langley, BC, V3A 4V6

Directors and                                                      3,263,160          16.4%            13.9%
Officers as a
Group (3 persons)

(*)  Assumes that the 3,500,000 common shares are sold in this offering
(1)  Includes 40,000 shares issuable on exercise of underlying warrants
(2)  Includes 788,571shares held by Pro-Act Management Inc., a company controlled by Dorlyn Evancic
(3)  100% of the voting rights of this Principal Shareholder are controlled by
     Valentina Guerin
(4)  Includes 445,000 shares held by Delaine Mollica who controls 100% of the voting rights of this Principal Shareholder

                                       21

DESCRIPTION OF SECURITIES

Common Stock

We are presently authorized to issue 50,000,000 shares of $.001 par value common stock. All shares, when issued, will be fully paid and non-assessable. All shares are equal to each other with respect to liquidation and dividend rights.
Holders of voting shares are entitled to one vote for each share they own at any shareholders' meeting. Holders of shares of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefore, and upon liquidation are entitled to participate pro-rata in a distribution of assets available for such a distribution to shareholders.
There are no conversion, pre-emptive or other subscription rights or privileges with respect to any shares. Reference is made to our Articles of Incorporation for a more complete description of the rights and liabilities of holders of common stock. Our shares do not have cumulative voting rights, which means that the holders of more the 50% of the shares voting for each election of directors may elect all of the directors if they choose to do so. In such event, the holders of the remaining shares aggregating less than 50% will not be able to elect any directors. We will furnish annual reports to our shareholders, which will include financial statements and other interim reports, as we deem appropriate.

TRANSFER AGENT

Interwest Transfer Co., Inc., 1981 East 4800 South, suite 100, Salt Lake City,
UT, 84117 Tel: (801) 272-9294 has served as transfer agent and registrar for our outstanding securities form inception.

INTEREST OF NAMED EXPERTS AND COUNSEL

None of the experts named herein was or is a promoter, underwriter, voting trustee, director, officer or employee of Gemco Minerals Inc.. Further, none of the experts was hired on a contingent basis and none of the experts named herein will receive a direct or indirect interest in Gemco Minerals Inc..

LEGAL AND ACCOUNTING MATTERS

LEGAL MATTERS

Certain legal matters will be passed upon for us by Dennis Brovarone, Attorney at Law, Littleton, Colorado.

ACCOUNTING MATTERS
On September 26, 2006, the Audit Committee of the Company's Board of Directors
(the "Audit Committee") agreed to accept the resignation of Cinnamon Jang
Willoughby as the Company's independent registered public accounting firm. On that same date, the Audit Committee engaged Manning Elliott, LLP to serve as the independent registered public accounting firm to audit the Company's consolidated financial statements and to serve as the Company's independent registered public accounting firm for the fiscal year ended May 31, 2007.

The reports of Cinnamon Jang Willoughby on the Company's consolidated financial statements as of and for the fiscal years ended May 31, 2006 and May 31, 2005 and any subsequent interim period through the date of resignation did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principle.

                                       22

During the two fiscal years ended May 31, 2006 and May 31, 2005 and any subsequent interim period through the date of resignation, there were no (1)
disagreements with Cinnamon Jang Willoughby on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Cinnamon Jang Willoughby's satisfaction, would have caused Cinnamon Jang Willoughby to make reference thereto in its report on the financial statements for such years, or (2)
reportable events described under Item 304(a)(1)(iv)(B) of Regulation SB. A letter from Cinnamon Jang Willoughby is attached hereto as Exhibit 16.1, indicating its agreement with the statements herein.

In deciding to select Manning Elliott, LLP, the Audit Committee reviewed auditor independence issues and existing commercial relationships with Manning Elliott,
LLP and concluded that Manning Elliott, LLP has no commercial relationship with the Company that would impair its independence for the fiscal year ending May
31, 2007.

During the two fiscal years ended May 31, 2006 and May 31, 2005 and the subsequent interim period through the engagement of Manning Elliott, LLP, the
Company did not consult with Maning Elliott LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-B

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of
1933 (the "act") may be permitted to directors, officers and controlling persons for the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the
Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that any claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                       23

DESCRIPTION OF BUSINESS

Corporate Organization
----------------------
The Company was incorporated in the State of Florida on August 22, 1997 under the name of September Project I Corp. On March 6, 2000 the Company changed its name to EchoDrive Internet Corp. On September 25, 2001 the Company changed its name to Firstline Environmental Solutions Inc. and traded under the symbol FEMS.
On July 18, 2002 Firstline Environmental Solutions Inc., conducted a reverse takeover with Firstline Recovery Systems Inc., which is now a wholly owned subsidiary of the Company. On March 30, 2006, the Company changed its name to
Gemco Minerals, Inc. Our statutory registered agent's office is located at #210
- 7695 SW - 104 Street, Miami, FL 33156 and our business office is located at
#203 - 20189 56th Ave, Langley, BC, V3A 3Y6. Our telephone number is
866-848-2940.

Our Current Business
--------------------

Mining - Precious Metals

We are engaged in the acquisition and exploration of mineral properties in the
Province of British Columbia. Our primary focus is the exploration of our Burns
Group Property, located 45 miles east of Quesnel, British Columbia. Our plan of operations is to carry out exploration activities at the Burns Group Project which we have held since 1998. Our exploration activities include test mining activities that we carry out as part of our exploration programs.

We are an exploration stage company and all of our properties are presently in the exploration stage. We do not have any commercially viable reserves on any of our properties. There is no assurance that a commercially viable mineral deposit exists on any of our mineral properties. Further exploration will be required before a final evaluation as to the economic and legal feasibility of mining of any of our properties is determined. There is no assurance that further exploration will result in a final evaluation that a commercially viable mineral deposit exists on any of our mineral properties.

We continue to expand our Burns Group Project by acquiring strategically located mineral claims adjacent to our existing property. In May and June 2006, we acquired another 2,792 acres (1,129 hectares) of additional property to bring our Burns Group property to 12,685 contiguous acres (5,134 hectares) Less than
20% of the property has been explored to date. The company has consolidated its development funds and will concentrate its resources on the Burns Group property on the recommendations of its 43-101 geologist report. Exploration on the Burns
Group property is being conducted under the guidance of the company's qualified person Robert "Ned" Reid, PGeo and field supervision by Doug Merrick, with extensive experience in exploration and development.

The Company commenced its work program on the company's Burns Mountain mineral claims in June 2006. A crew was deployed on the property with excavator and supporting equipment to prepare access, conduct permitted trenching and follow-up prospecting in the specified area know as Perkins Gulch. Trenching and channel sampling will be conducted in the anomalous area of the recent soils grid and geological mapping and prospecting is ongoing to expand the targeted areas of interest.

Gemco also have two placer properties in the Cariboo region namely the Hawk LPM
(lease of placer minerals) located four kilometers from Barkerville and the
Joytown LPM which is located near the head of Cunningham Creek. We are postponing any exploration on these two placer properties until we establish our drill program on the Burns Group property as our primary focus.

                                       24

A summary of all the mineral claims are as follows:

Tenure   Tenure   Claim Name        Owner          Map      Good To /     Status          Minning      Area
Number    Type                                    Number  Renewal Date                   Division    Hectares
------   -------  --------------  -------------    ----   -----------    -------------    -------   ---------
506325   Mineral  Burns Mountain  201413 (100%)    093H   2007/DEC/15    Good Standing    Cariboo      77.73
506328   Mineral  Burns Mountain  201413 (100%)    093H   2007/DEC/15    Good Standing    Cariboo     446.94
506333   Mineral  Burns Mountain  201413 (100%)    093H   2007/DEC/15    Good Standing    Cariboo     913.66
506335   Mineral  Burns Mountain  201413 (100%)    093H   2007/DEC/15    Good Standing    Cariboo     992.04
506336   Mineral  Burns Mountain  201413 (100%)    093H   2007/DEC/15    Good Standing    Cariboo     758.26
506337   Mineral  Burns Mountain  201413 (100%)    093H   2007/DEC/15    Good Standing    Cariboo     758.62
533053   Mineral  Burns Mountain  201413 (100%)    093H   2008/APR/25    Good Standing    Cariboo      19.44
533317   Mineral  Burns Mountain  201413 (100%)    093H   2007/APR/21    Good Standing    Cariboo   1,069.85
536356   Mineral  Burns Mountain  201413 (100%)    093H   2007/JUN/29    Good Standing    Cariboo      58.36
536403   Mineral  Burns Mountain  201413 (100%)    093H   2007/JUN/30    Good Standing    Cariboo      38.89
                                                                                                    5,133.79

374389   Placer        Hawk       201413 (100%)  093A094  2008/APR/07    Good Standing    Cariboo      69.50

514918   Placer       Joytown     201413 (100%)    093H   2007/JUN/21    Good Standing    Cariboo      45.70
                                                                                                    5,248.99

Gemco has also entered into a joint venture Agreement with Canamex Corporation of Mexico, whereas Gemco Holds 50% ownership in a Placer Mineral deposit of approximately 1260 acres. Canamex will be conducting specialized exploration for certain industrial minerals that may be extracted from the acquired claims

Wholly Owned Subsidiary

Our wholly owned subsidiary, "Firstline Recovery Systems Inc." (Firstline)
continues in the business development for its magnetite natural mineral product trade named "Eco-Blast", an environmentally safe product used in the industrial abrasive industry as outlined further below, as well as its patented and proprietary rights in its "Centrifuge Processor Machine" for soil remediation and use in the processing of mining ore.

Natural Mineral
Products Recent environmental regulations throughout North America have restricted the use of traditional abrasives like silica-sand and some slags.
This is particularly true in the blast cleaning (sand blasting) market where 5 million tons of abrasives are used each year. Magnetite has emerged as a less health damaging and more environmentally friendly alternative to the traditional non-recyclable abrasives. The specific particle size of natural magnetite product performs optimally in blast cleaning applications and can be recycled.
ECO-Blast is the Branded and proprietary blast abrasive produced by Firstline using magnetite and magnetite blends.

                                       25

Tests have shown ECO-Blast to be an effective replacement for more traditional blast mediums in terms of cost and performance and significantly superior in terms of environmental impact and recyclability. Powertech Labs Inc. conducted an analysis on the magnetite product, which approved the product for use by the
BC Ministry of Environment and Parks. A number of comparison demonstration tests were also conducted by Ross-Rex Industries Inc. using ECO-Blast and competitive/alternative products and the results have been very positive as posted on Gemco's website.

Firstline has excecuted a Brokers Agent Agreement subsequent to the year end, between Teichert Aggregates the supplier and Target products Ltd. the buyer, for the industrial mineral product known as Ilmenite. Such product is presently going through experimental testing conducted by the buyer and once completed and approved the buyer will enter into a 5 year contract with the seller to supply the Ilmenite product. Firstline will receive ongoing broker fees for its efforts to crystallize such transactions.

Centrifuge Processor
The Firstline "Centrifuge Processor" is a proprietary machine that removes lead and other heavy metals from affected soils using its process directly connected to specific gravity as well as sluicing action. With its roots in the mining industry the "Centrifuge Processor" is versatile, yet rugged enough to handle the most demanding projects. It has been designed to maximize throughput while minimizing environmental concerns. With on-board screens, hydraulics, self power sources and concentrators the "Centrifuge Processor" uses water that is continually recycled, eliminating environmental degradation from spills and greatly reducing the use of fresh water. The Canadian Ministry of Defence called on Firstline and the "Centrifuge Processor" technology to assist them with the clean up of contaminated soil at a military base in Chilliwack, British
Columbia, Canada. Firstline was able to meet all the requirements set out for them, removing lead bullets or slugs & lead and copper fines to 300 ppm as well as brass casings in accordance with established guidelines. From the
Ministries own estimates, a minimum of $261,000 savings was realized through the use of Firstline's technology.

Gemco's Burns Mountain Geological Exploration Program in General
----------------------------------------------------------------

Gemco engaged Robert E. "Ned" Reid, a Registered Professional Geologist, who has
prepared this Geological Report and reviewed all available exploration data completed on the mineral claims. Mr. Reid is a graduate of the University of
British Columbia, where he obtained a B.Sc. degree in geology in 1971. He is a registered Professional Geoscientist in the Association of Professional
Engineers and Geoscientists of British Columbia. He has been employed by mining companies and others as Geoscientist since 1971.

A primary purpose of the geological report was to review information from previous exploration of the mineral claims and to recommend exploration procedures to establish the feasibility of a mining project on the mineral claims. The summary report lists various results of the history of the exploration of the mineral claims, the regional and local geology of the mineral claims and the mineralization and the geological formations identified as a result of prior exploration. The summary report also gave conclusions regarding potential mineralization of the mineral claims and recommended a further geological exploration program.

(a)  Conclusion and recommendation of the Geological Report

Based on Mr. Reid's research of the property he came to the following conclusions:

                                       26

The positive results obtained from the 2004 exploration program have indicated
two primary areas that require further investigation. These are recommended as a starting point for a program which should include exploration of the remainder of the property, which to date is either "under" or "unexplored". The first area is known as Foster East, which has a rugged topography and will require a survey prior to deciding whether hand trenching or equipment can be utilized. The survey would involve a geologist and 2 assistants for 5 days at a cost of $5,000
The second area is known as Perkin Gulch Shear and Vein System. The historical data from the area indicates that the majority of the ore zones are within 200 meters (600 feet) of the major faults. The estimated cost for drilling is $110 per meter totaling (200 x 110) $22,000. These costs do not include road building, core logging or assay costs which is an additional 15,000
 GMML has registered as an Extraprovincial Company in the province of British
Columbia during August 2005 in order to conduct mining activities in Canada. The registration will allow us to apply for permits to conduct mining activities and to hire the required personnel. We are required to obtain a permit in order to operate a mine in British Columbia, Canada. We will apply to the Ministry of
Energy, Mines and Petroleum Resources to obtain a Mineral Exploration Permit under the mine code of British Columbia, Canada. The process will take three weeks to complete from the date of the application. Our research indicated that the mineral claims under the option agreement with Gemco are not under any investigation under the environmental laws. Gemco has already obtained its permits to operate in the area and we expect to obtain our permits as well since we or any of our directors and executives has no history of any legal or environmental violations.

We are not aware of any existing or probable government regulation or costs that would affect our business. We expect the initiation of the drilling program within 6 months of the completion of the offering.

(b) Drilling program:

The drilling program will require substantial funds for studies, engineering and drilling a number of targeted holes prior to determining if we have a commercially viable mineral deposit.

We will hire a professional geologist and the necessary crew with the required equipment to conduct the drilling program. The professional geologist \ mining engineer will have all the required credentials to practice in the province of
British Columbia as well, a miner license that is required to run a mine site.
The estimated time to complete the drilling program is 4 months (based on similar operations conducted by other mining companies in the region).
Management has obtained the required permits to drill up to thirteen holes on the property. The number of holes drilled, and the depth of the holes will be dependant on the total amount of capital raised, with an estimated cost of
$18,000 per hole based on similar programs that were conducted in the region.
The cost of the drilling program will be funded entirely from this prospectus.

The drilling program will identify the commercial value of gold veins and other minerals in the claims mentioned above, as well the estimated reserves. If the results were positive (Commercial value is higher then cost of exploration), then we will proceed to the next step, property exploration. If the results were negative (Commercial value is below cost of exploration) then we will stop the drilling program and depending on our liquidity position, we may decide to venture in another property. However the final decision in this case will be made in a general shareholders meeting.

It is a fact that modern technology (such as laser and satellite guided drilling and other high tech searching equipment) is available to the mining industry. We may find commercially valuable deposit since the early geological studies and sampling conducted by the geological engineer and the laboratory tests were positive. Although high technology provide invaluable tools and methods to achieve the required results, no guarantee that we will be successful in finding a commercially valuable deposit using all the high tech available in the market.

                                       27

(c) Property exploration.

Assuming the drilling program has yielded a positive result, Gemco will proceed to explore the Burns claims until we believe significant precious metal have been discovered to justify the erection of a production mill and or ship out the ore to other production facilities near by.

GMML will have to issue more stocks to raise the required capital for property exploration. At this stage, GMML will seek the approval of the existing shareholders to issue additional stocks to finance the property exploration.

(d) Competitive conditions

Demand for commodity has soared in the last few years as a result of the massive growth in some Asian countries as well, in North America. The growing demand and lack of sufficient supplies resulted in commodity price soaring and created a pressure on the mining industry to explore new properties to ensure steady supplies.

The communities of the Cariboo Region, BC are known for mining and logging industries. There is no shortage of skilled labour to join our operations. The
Association of Professional Engineers and Geoscientists of British Columbia has
a pool of qualified engineers to draw from when assembling the crew for our operations. The initial number of crew to conduct the exploration phase is estimated at one engineer and 2 assistants.

Our management team is adopting the production efficiencies and the customer centric (focus) strategies as its competitive advantage. We intend to employ highly qualified employees and use state of the art technologies available to the mining industry for exploration efficiencies and to explore minerals with precise measurements and grade quality to meet customers' specifications.
Production efficiencies will eliminate the need for a third party to rework our ore exploration, therefore decrease our exploration costs, and will guarantee to meet customers' need in a timely fashion.

                                       28

MANAGEMENTS DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

The following analysis of the results of operations and financial condition of the company for the interim period and the year ending May 31, 2006 should be read in conjunction with the company's financial statements, including the notes thereto contained elsewhere in this document. Our consolidated financial statements are stated in United States Dollars and are prepared in accordance with United States Generally Accepted Accounting Principles. Discussion of
Operations & Financial Condition

During the twelve months ended May 31, 2006 the Company recorded a net loss of
$422,013 as compared to a loss of $399,073 for the twelve months ended May 31,
2005. This is a decrease in the loss of approximately $36,246. The loss is represents $0.02 per common share. The Company has not yet generated any revenues from its Mineral Exploration Program. Our ability to emerge from the exploration stage and conduct mining operations is dependent, in large part, upon our raising additional equity financing

Selected annual information

                                             May 31, 2006           May 31, 2005
                                             ------------           ------------
Revenues                                     Nil                    Nil
Net Loss                                     $422,013               $399,073
Loss per share-basic and diluted             $0.02                  $0.04
Total Assets                                 $198,460               $248,153
Total Liabilities                            $847,639               $883,391
Cash dividends declared per share Nil        Nil

As of May 31, 2006, Gemco had total liabilities of $847,639 consisting of
$363,734 in accounts payable and accrued liabilities, $80,461 due to shareholders and $403,444 in promissory notes. Liabilities reduced approximately
$35,698 from 2005 due to $340,907 of promissory notes being converted to shares, less the increase in accounts payables and short term notes of $178,319 and
$49,402 respectively.

Gemco's current assets at May 31, 2006, consisted of $11,797 in cash which increased from $77 as of May 31, 2005. Total assets as of May 31, 2006 were
$198,460 with Mineral claims recorded at $99,272 and Investments of $14,615 for the Company's option to purchase 49% of the outstanding shares of Slate Creek
Mining Company Ltd. for $1,000,000 Canadian, which expires March 26, 2007.

Revenues
No revenue was generated by the Company's operations during the years ended May
31, 2006 and May 31, 2005.

Net Loss
The Company's expenses are reflected in the Consolidated Statements of
Operations under the category of Operating Expenses. To meet the criteria of
United States generally accepted accounting principles ("GAAP"), all exploration and general and administrative costs related to projects are charged to operations in the year incurred.

                                       29

The significant components of expense that have contributed to the loss of
$422,013 consists of accrued interest on short term notes, amortization and professional fees including accounting and legal, management and consulting fees, as well as the writedown of assets, as outlined below. These expenses were recorded primarily as a combination of accruals and issuance of shares with a portion paid in cash.

      (a) Accrued Interest on Short-term Notes
Included as the major component of the $61,053 Bank and interest charges recorded on the Consolidated Statement of Operations is the accrual for Interest on short-term notes in the amount of $60,679.

      (b) Amortization
Amortization was recorded in the amount of $15,050 for the fiscal period. This non-cash amount is computed at a rate of 20% of the net book value of the equipment.

      (c) Professional fees
The Company recorded professional fees for accounting and legal of $81,128, consulting fees of $87,612 and management fees of $63,010, totaling $231,750 in professional fees for the fiscal period ending May 31, 2006. Of this amount
$148,000 was compensated in issuance of shares and $38,913 was recorded as an accrual. There was an increase of $87,715 in the professional fees over the previous years total of $144,035. This increase is primarily due to the extensive work undertaken to prepare fully audited reporting financial statements for the Company, complete the effective 10SB filings process with the
Securities and Exchange Commission (SEC) and complete the Form 211 for
Broker/Dealer sponsorship with the National Association of Securities Dealers to advance the Company from the Pink Sheets exchange to the OTCBB exchange which was achieved as of March 24, 2006.. Further, the Company had an increase in audit fees and has incurred additional fees to maintain its full reporting status including its quarterly 10Q's, annual 10K, and all other required SEC filings.

Results of Operations - Gemco Minerals Inc.
Six months Ended November 30, 2006

During the six months ended November 30, 2006, Gemco recorded a net loss of
$132,822 as compared to a loss of $117,239 for the six months ended November 30,
2005. This is an increase in the loss of approximately $15,583. The loss is less than $0.01 per common share. Gemco has not yet generated any revenues from its
Mineral Exploration Program. The Company incurred $155,590 in operating expenses which consist mainly of: accrued interest on short term notes, mineral property costs, investor relations, commissions, professional fees, management and consulting fees. The Company also recorded other income in the amount of
$22,768, which includes the writedown of $19,643 of old and invalid accounts payable a well as $3,125 settlement gain on a converted note payable.

                                       30

As of November 30, 2006, Gemco had total liabilities of $806,930 consisting of
$63,438 in accounts payable and accrued liabilities, $164,046 due to related parties, $34,864 due to shareholders and $544,582 in notes payable, of which
$50,446 are due to related parties. Liabilities had a net decrease of $10,709 from May 31, 2006 due primarily to the following: the $49,917 decrease in accounts payable and accrued liabilities which includes the writedown adjustment of $19,643 as mentioned above; the $25,366 net decrease in notes payable which includes the $32,420 conversion of a note payable to common shares net of the accrued interest on the notes payable; the $17,082 increase in due to shareholders from increased loan receipts, and; the $47,492 increase in due to related parties which includes $19,100 increased loan receipts and $28,392 of accrued fees.

As of November 30, 2006, the Company has recorded $142,420 for shares subscribed. This consists of $110,000 in subscriptions received for 440,000 shares under its offering and $32,420 for settlement of outstanding notes payable in exchange for $0.25 per common share, for the issuance of
129,679 common shares.

As of November 30, 2006 the Company's Board resolved to cancel the structuring of a Stock Option Plan to issue 2,500,000 stock options, which was previously disclosed in the recent 10K filing and the subsequent event notes of the August
31, 2006 quarterly financial statements.

Gemco's current assets at November 30, 2006, consisted of $11,288 in cash which decreased slightly from $509 as of May 31, 2006. Total assets as of November 30,
2006 were $191,644 with Mineral claims recorded at $99,272, equipment net of amortization at $66,469 and Investments of $14,615 for the Company's option to purchase 49% of the outstanding shares of Slate Creek Mining Company Ltd. for
$1,000,000 Canadian, which expires March 26, 2007.

Liquidity and Capital Resources

The Company's assets are recorded at the lower of cost or market value. The total assets at November 30, 2006 were $191,644 net of amortization. The majority of Gemco's assets are long-term in nature and thus considered to be of lower liquidity. The Company's cash inflow has been generated mainly from shareholder loans, related party and short-term loans and subscription of common stock with minimal revenues and government incentive programs since inception.
Management continually reviews its overall capital and funding needs to ensure that the capital base can support the estimated needs of the business. These reviews take into account current business needs as well as the Company's future capital requirements. Based upon these reviews, to take advantage of strong market conditions and to fully implement our expansion strategy, management believes that the Company will continue to increase our net capital through the proceeds from sales of our securities. The Company currently maintains minimal cash balances and is funded by management and shareholder loans to satisfy monthly cash requirements in the interim of raising external funding.
The Company cannot currently meet its cash requirements without, future sale of shares or its current management and/or advances or loans from controlling shareholders or corporate officers to provide sufficient working capital to preserve the integrity of the corporate entity during the development phase.
There is no assurance that the Company will be able to obtain additional funding through the sales of additional shares or, that such funding, if available, will be obtained on terms favorable to or affordable by the Company. It is the intent of management and controlling shareholders to provide sufficient working capital necessary to support and preserve the integrity of the corporate entity.
Management has developed a business plan to address the company's net capital deficiency. This includes raising capital through its current Offering
Memorandum and optioning some of the company's mineral claims to other exploration companies.

Going Concern

Our financial statements have been prepared on a going concern basis, which assumes the realization of assets and settlement of liabilities in the normal course of business. Our ability to continue as a going concern is dependent upon our ability to generate profitable operations in the future and/ or to obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they become due. The outcome of these matters cannot be predicted with any certainty at this time and raise substantial doubt that we will be able to continue as a going concern. Our financial statements do not include any adjustments to the amount and classification of assets and liabilities that may be necessary should we be unable to continue as a going concern.

                                       31

Recent Accounting Pronouncements

In March 2005, the FASB issued an interpretation of Statement No. 143,
"Accounting for Asset Retirement Obligations". This interpretation clarifies that the term "conditional asset retirement obligation" as used in the Statement
No. 143, refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement. Thus, the timing and (or)
method of settlement may be conditional on a future event. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated.

The fair value of a liability for the conditional asset retirement obligation should be recognized when incurred - generally upon acquisition, construction, or development and (or) through the normal operation of the asset. Uncertainty about the timing and (or) method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exist.

Statement No. 143 acknowledges that in some cases, sufficient information may not be available to reasonably estimate the fair value of an asset retirement obligation. This interpretation also clarifies when an entity would have sufficient information to reasonable estimate the fair value of an asset retirement obligation. This interpretation is effective no later than the end of fiscal years after December 15, 2005. Management does not expect FASB interpretation to the Statement No. 143 to have an impact to the Company's consolidated financial position or consolidated results of operations and cash flows.

In May 2005, the FASB issued Statement No. 154, "Accounting Changes and Error
Corrections", a replacement of APB Opinion 20, "Accounting Changes" and FASB
Statement No. 3, "Reporting Accounting Changes in Interim Financial Statements."
This Statement changes the requirements for the accounting for and reporting of a change in accounting principle. APB Opinion 20 previously required that most voluntary changes in accounting principles be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle.

FASB Statement No. 154 requires retrospective application to prior periods'
financial statements of changes in accounting principle, unless it is impracticable to determine either the period specific effects or the cumulative effect of the change. This statement is effective for accounting changes and corrections of errors made in fiscal periods that begin after December 15, 2005.
Management does not anticipate this statement will impact the Company's consolidated financial position or consolidated results of operations and cash flows.

In February 2006, the FASB issued Statement No. 155, "Accounting for Certain
Hybrid Financial Instruments", an amendment of FASB Statement No.133,
"Accounting for Derivative Instruments and Hedging Activities" and FASB
Statement No. 140, "Accounting for Transfers and Servicing of Financial Assets
and Extinguishments of Liabilities." This Statement permits fair value re measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation; clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement No. 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation; clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives and amends
Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument.
Management does not anticipate this Statement will impact the Company's consolidated financial position or consolidated results of operations and cash flows.

                                       32

In March 2006, the FASB issued Statement No. 156, "Accounting for Servicing of
Financial Assets", an amendment of FASB Statement No. 140, "Accounting for
Transfers and Servicing of Financial Assets and Extinguishments of Liabilities."
This Statement amends Statement No. 140 with respect to the accounting for separately recognized servicing assets and servicing liabilities. Management does not anticipate this Statement will impact the Company's consolidated financial position or consolidated results of operations and cash flows.

SFAS NO. 123R- In December 2004, the Financial Accounting Standards Board
("FASB") issued Statement of Financial Accounting Standards No. 123R,
"Share-Based Payment" ("FAS 123R"), which revised FAS 123 "Accounting for
Stock-Based Compensation". FAS 123R requires measurement and recognition of the costs of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award, recognized over the period during which an employee is required to provide service in exchange for such award. Implementation is required as of the first interim or annual reporting period that begins after December 15, 2005 for public entities that file as small business issuers. The Company has resolved not to issue any stock options.

The Company believes that the above standards would not have a material impact on its financial position, results of operations or cash flows.

Critical Accounting Policies

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, requires us to make estimates and assumptions that affect reported amounts of assets and liabilities at the date of the financial statements, the reported amount of revenues and expenses during the reporting period and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates and judgments, particularly those related to the determination of the estimated Canadian exploration tax credit receivable. To the extent actual results differ from those estimates, our future results of operations may be affected. Besides this critical accounting policy on use of estimates, we believe the following critical accounting policy affects the preparation of our consolidated financial statements.

Acquisition, Exploration and Evaluation Expenditures

The Company is an exploration stage mining company and has not yet realized any revenue from its operations. It is primarily engaged in the acquisition, exploration and development of mining properties. Mineral property acquisition and exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property, are capitalized. For the purpose of preparing financial information, all costs associated with a property that has the potential to add to the Company's proven and probable reserves are expensed until a final feasibility study demonstrating the existence of proven and probable reserves is completed. No costs have been capitalized in the periods covered by these financial statements. Once capitalized, such costs will be amortized using the units-of-production method over the estimated life of the probable reserve.

                                       33

Plan of Operations

We expect the initiation of the drilling program on the Burns Property within 6 months of the completion of the offering. The drilling program will be the focus for the next twelve months. The process will encompass hiring personnel and buying or leasing equipment. The site drilling will take 4 months to complete.
The drilling will commence early spring and complete by late fall or early winter (depending on the weather condition). The purpose of the drilling program is to identify mineral ores with commercial value that would be sufficient to start mining operations. Management is committed to the success of the drilling program however, it warns that it has no guarantee that the drilling program will be successful and that more survey and analysis may be required to locate other potential spots for drilling at a cost beyond the value of this offering.
Management will also establish a mining office with qualified personnel to communicate with the market and shareholders the progress and result of the drilling program as well, prepare for implementing the next phase.

The estimated time to drill average depth hole is 5 days and the assay results will take 2-3 weeks to complete. The drilling program will be funded from this offering's proceeds as outlined under Use of Proceeds.

Once the drilling program is completed and results are analyzed, we will determine the economic and legal feasibility factors prior to our commencement of full mining operations. GMML will seek additional funds via new offerings to fund the start of the mining operations, which include property (site)
exploration, hiring personnel and buying or leasing mining equipment. The funds will also cover the costs of our sales and marketing initiatives.

Other Mining Properties

Gemco will not undertake exploration of its Hawk and Joytown placer properties in British Columbia in the immediate timeframe, as the Company has committed to focus on the BC, Burns Mountain Project at this time. Regarding the joint venture on the mineral claims in Mexico, Gemco will coordinate any further specialized exploration and testing with Canamex on an ongoing basis.

Wholly Owned Subsidiary

Our wholly owned subsidiary, "Firstline Recovery Systems Inc." (Firstline)
continues in the business development for its magnetite natural mineral product trade named "Eco-Blast", an environmentally safe product used in the industrial abrasive industry as outlined in Item 1. Firstline will also proceed with the
Brokers Agent Agreement entered into subsequent to the year end, between
Teichert Aggregates the supplier and Target products Ltd. the buyer, for the industrial mineral product known as Ilmenite. Pending the approval of the results of the experimental testing being conducted by the buyer, the buyer will enter into a 5 year contract with the seller to supply the Ilmenite product.
Firstline will receive ongoing broker fees for its efforts to crystallize such transactions as Firstline is also planning to utilize its patented and proprietary "Centrifuge Processor Machine" for the processing of the approximate
10,000 tonnes of ore material at the Burns Mountain Project.

                                       34

DESCRIPTION OF PROPERTY

Burns Mountain Mineral Claims (Burns Group)
The Burns Group mineral claims held 100% by Gemco and are being explored for gold deposits of a type similar to those known to occur within the historical
Cariboo Gold (Wells - Barkerville) mining camp. Our Burns Group project consists of 10 contiguous mineral claims totaling 12,696 acres (5,134 hectares). The property lies in the Cariboo Mining Division, 10 kilometers west of the past producing Cariboo Gold Quartz, Island Mountain and Mosquito Creek mines located at the town of Wells, British Columbia.

The Burns Group property is underlain by meta-sedimentary rocks of the
Barkerville Terrain and contains known auriferous, fault related, quartz vein structures. The Burns Group property covers the eastern edge of a "linear" which coincides with the limits of the Lightening Creek placer camp. A significant amount of "placer gold" has been recorded from the area, although a "source" has to date not been discovered. Limited historical lode gold production has been reported from workings on the property.

Gemco's exploration approach has been to employ personnel who are familiar with the history and geology of the area to assess the merits of the historical workings as well as conceive new targets for exploration. As a result of numerous geological/ prospecting traverses, and a resultant soil survey, two areas within the property have been selected as warranting more intensive exploration programs, along with further exploration of areas of the property, which have yet to be examined. The two areas of current primary interest are the
Foster East Soil Grid Gold Anomaly and the Pyrite Bearing Quartz Vein structure in Perkins Gulch.

There are no parks or developments that would interfere with exploration for or exploitation of any mineral deposits that might be located on the claims and there are no disputes as to title or liens registered on the claims.

Tom Hatton, Company President, and our field people have lived and worked in the area for many years and are very familiar with Burns Mountain property. As at
March 23 2005, Gemco received its report from Geologist, Robert Reid, P.GEO. Mr.
Reid was responsible for the Bonanza Ledge gold discovery, a major gold find for
International Wayside Ltd., one of the biggest players in the area. BC government geologist's mining reports indicate that more occurrences of the
Bonanza ledge formation are likely to occur and may exist within the Burns
Mountain area. Gemco is well positioned to conduct an extensive exploration program on Burns Mountain as Mr. Reid's report has identified some specific target areas. Further, Gemco is committed on the work program recommended by Mr.
Reid for 2006 and onward.

The Company and its directors will disclose information as required under the guidelines of National Instrument 43-101 Standards of Disclosure for Mineral
Projects (NI 43-101) with respect to the technical report prepared and submitted to the Company by its Geologist, Robert E. (Ned) Reid, P.Geo. Mr. Reid is a
registered Professional Geoscientist in good standing in the Association of
Professional Engineers and Geoscientists of British Columbia. He is a graduate of the University of British Columbia, (1971). He and has practiced his profession as an exploration geologist for more than 35 years.

Location and Access
The Burns Group project is located in the Quesnel Highland area of the Interior
Plateau in the Province of British Columbia. The property is situated within NTS area 93H/04, TRIM areas 93H002 and 93H003; centered approximately at 53(degree)
03' North latitude and 121(degree) 38' East longitude. The claims are in the
Cariboo Mining District.

                                       35

Access to the northern portion of the property is via Highway 26
(Wells/Barkerville Highway) which transects the northwestern portion of the claims a distance of 10 Km west from the Town of Wells or 70 Km east of Quesnel.
Additional access is via the 72F logging road (and accessories) which heads south from the Stanley loop road, and joins into the historic Stanley Wagon
Road, and with the ATV trail (recently upgraded) which heads northerly from the junction of the old and new highways a short distance east of Oregon Gulch.

The original tenure area has been converted to "cell" units under the new MTO system, hence physical boundaries no longer exist. With conversion to "cell"
units the property went back to square 1 as per assessment requirements which means, that from year 1 - 3, the work required is $4 per hectare and $8 per hectare in years 4 plus.

With such access, Gemco has conducted preliminary works at Burns Mountain including exploration of existing adits and shafts. The longest explored adit tunnel being 2,350 feet into the mountain. The property offers good assay results from many locations tested, with over 80% of the property still unexplored. Further, earlier records showed the creeks draining Burns Mountain contained very coarse gold of high fineness.92 + fine In 1990 our president, Tom
Hatton, discovered an 8.5 ounce gold nugget at Burns Creek, which was recorded and published in the B.C. mining records.

Option on the Burns Property
Gemco, has entered into an Option to Purchase Agreement with Georgia
International Mining Corporation dated July 30, 2005, whereby the Company has optioned to Georgia three out of the six mineral properties that Gemco holds in the Burns Mountain claim (claim #'s 506335, 506336, 506337). The option purchase price is $285,000.00 CDN of which $35,000.00 has been received as a non-refundable deposit and the balance of $250,000.00 is to be paid by way of two payments of $125,000.00 each commencing June 15, 2007 and ending June 15,
2008. On March 6, 2006, the Company entered into an Amendment to the Option
Agreement whereby the payment dates were extended by one year to June 30, 2007 and June 30, 2008 respectively. Georgia has further agreed under the Option
Agreement to fund the first phase of the work program to establish grids, radiometric surveys, along with geological mapping and sampling on the optioned property.

Exploration History (from geology report)
Holland (1948) provides a summary of work completed on the main showings including surface plans for the Foster, Beedy (Perkins), Galena and Cohen showings. Borovic (1981) is the most recent source of surface plans for workings on Mount Bums. A summary of work completed on the property is as follows:

Burns Mountain:
o 1870' s discovery of auriferous quartz veins
o 1878, J.C. Beedy selectively mined veins from surface & processed some ore using a quartz stamp mill at Van Winkle. The veins, oriented
195-205(degree)/70(degree)W, contained high grade gold in association with pyrite and galena across widths of about 1 foot.
o 1880, J. Reid acquired the property after the death of J.C. Beedy; the Reid
Adit was driven as a crosscut to intersect the Beedy veins 75 feet below the surface showings. This adit was collared at an elevation of 5,062 feet and driven on an azimuth of 108(degree) for a distance of 387 feet. A quartz vein
(probably the central vein) about one foot in width, striking 205(degree) and dipping 62(degree) NW was drifted to the north for 20 feet at a distance of 337 feet from the portal. A raise was driven to surface and probably some sloping was also carried out on the vein. A grab sample (95F) of the vein in the adit assayed 0.41 ounces gold per ton and one (99F) of clean pyrite from the Reid
Adit dump assayed 1.06 ounces gold per ton (Holland, 1948).
o The Cohen veins, 1500 feet northeast of the Perkins veins were mined prior to
1885. Workings, between elevations of 5,250 and 5,300 feet, consist of several open cuts with associated shafts and mine dumps. C. Fuller indicated that the shaft on the Cohen incline was 70 to 90 feet deep. The open cuts where driven

                                       36

into the hillside along strike of veins less than one foot in width with orientations 065(degree)/75(degree)SE, 205(degree)/65(degree)W and 190teeplyW.
The veins contained high grade gold mineralization in association with galena, pyrite and sphalerite. o Work on the Galena vein, located at an elevation of
5,190 feet and about 700 feet northeast of the Perkins veins, was probably also carried out at about this time. The original workings consisted of mine dump, an open cut driven northwest for 80 feet and a shallow drift on a vein oriented
230(degree)/55(degree)NW for 80 feet. High grade gold mineralization with Au/Ag of about 1oz. is associated with pyrite, galena and sphalerite in a vein less than 1.5 feet in width.
o (1885), E. Perkins selectively mined the Beedy veins and processed ore using an arrastre for a number of years. o 1902, C.J. Seymour Baker and A.J.R. Atkins recovered about 10 ounces of gold from 10 tons of ore treated at the Government reduction works near Barkerville.
o 1919 C. Fuller and D. Hawes acquired the property after the death of E. Perkins
o 1932, Burns Mountain Gold Quartz Mining Company, Limited extended the Reid
Adit 50 feet and drove the Bums Mountain Adit as a crosscut to intersect the
Perkins veins 275 feet below the surface showings. This adit was collared at an elevation of 4,844 feet, driven 1,743 feet on an azimuth of 327(degree) and 420 feet on an azimuth of 284(degree). A vein striking 197(degree)and dipping
70(degree)W was intersected 150 feet west of the Perkins showing and drifted on, to the north for 127 feet.
o R.E. MacDougall, W.E. North, J.J. Gunn
o 1946, Cariboo Rainbow Gold Mines Ltd. completed 3,500 feet of stripping and trenching using a bulldozer. The stripping showed that the Perkins area consisted of 3 narrow veins about 50 feet apart over a composite strike of about
400 feet. Shafts are associated with the west and central veins. The northern
150 feet of the central vein is marked by slopes caved to surface and was probably the source of most ore mined from the property.
o 1979, Spectrum Industrial Resources Limited: trenched, sampled and mapped the
Cohen, Galena and Perkins showings at a scale of 1:200; produced a geological map at a scale of 1:5000; completed about 315 metres of diamond drilling in 3 holes, one on each showing. Drill hole S80-1 intersected a zone of vein quartz and fracturing (core length of 7 metres), thought to be the Perkins structure about 20 metres above the Burns Mountain Adit, but got no gold values.
o About 1990, M. Poshner excavated the main showings. The Perkins area is a trench 20 feet deep and 600 feet in length. The galena vein is a trench about
300 feet in length. The Cohen veins are in a stripped area about 600 by 150 feet in size.
o Firstline Recovery Systems Inc. purchased the Bums 1 mineral claim from Doug
Merrick of Wells, B.C. in 1998 and staked the balance of the property in 1998 and 1999. The company carried out some surface prospecting, completed an orientation - type soil geochemistry survey of about 150 samples covering the area between the Perkins, Cohen and Galena showings and ran several magnetometer
& VLF geophysical survey lines across the Perkins and Galena showings. Vein structures show a distinct VLF signature. Gold values of 100-200 ppb in soils mark mineralized structures (over 20ppb are considered anomalous in this area).
Gemco Minerals Inc. has since assumed all mineral rights and mining operations from the subsidiary, and has expanded the Burns Mountain 100% owned claims to
12,865 contiguous acres.

Oregon Gulch:
The Jones and Foster ledges in Oregon Gulch consist of upper, lower and eastern adits, the Foster shaft and several open cuts.
o 1870' s, discovery of veins with gold
o 1877, trenches on veins between elevations of 4,560 and 4,570 feet; Foster shaft collared at about 4,585 feet and sunk to a depth said to be 56 feet; upper adit collared at an elevation of about 4,510 feet above the west branch of
Oregon Gulch, driven 352(degree) for 217 feet and followed by an additional 80 feet of crosscutting and drifting; several veins oriented
190(degree)/70(degree)W and less than a foot in width were found containing pyrite, galena and sphalerite. The veins are parallel in strike to a prominent fault dipping moderately east in underground workings. In 1999, D. Merrick found high grade gold in grab samples of barren-looking quartz from the dump to the adit.

                                       37

o 1933, Foster Ledge Gold Mines Ltd., drove the lower and eastern adits; lower adit driven 065(degree) for 70 feet and 123(degree) for 170 feet; at 32 feet back of the face a vein was drifted on for 43 feet to the northeast; the vein is less than 0.5 feet in width, oriented 025(degree)/80(degree)NE, and barren looking but contained some gold. Eastern adit driven 343(degree) for 168 feet and 324(degree) for 83 feet; at 23 feet back of the face a crosscut was driven on 058(degree) for 60 feet and then 290(degree) for 50 feet; veins less than 0.5 feet in width and oriented 202(degree)/70(degree)W and 2180/62‹› NW were found at a distance of 70 feet and 118 feet, respectively, from the portal;
a fault several feet in width striking 165-170(degree) and dipping
60-70(degree)W was located at a face.

Physiography and Geology (from geology report)
The area, in general terms, is heavily forested and overburden covered with moderate sloping topography cut by numerous gullies. Drainage of the area is mostly within mossy draws leading into a few placer gold bearing creeks, making the practicality of a "silt sampling survey" almost redundant. Areas of rock exposure are restricted to "fault related" bluffs, and, to a limited extent, mountain summits. Regional and local Geology is described in Reports by Holland
(BCDM Bulletin 26) and most recently by Struik (GSC Memoir 421). Both of which expand upon previous reports by Bowman: Johnston and Uglow: Hansen and others.
Holland's description of the geology is believed (by this writer) to be the most prolific, and taken partially out of context, is quoted as follows:
"The Stanley area is underlain by a succession of metamorphosed sedimentary rocks belonging to the Precambrian Richfield formation. The rocks cannot be correlated with members of the Barkerville Gold Belt. The area straddles the regional anticlinal axis which has been mapped previously (Johnston and Uglow,
1926 p. 31) as running between Mount Amador and Mount Nelson." (Struick has moved the anticlinal axis a bit to the south-west and has differentiated the main units as the Eaglesnest succession and Harveys Ridge succession, within the
Paleozoic Snowshoe Group of the Barkerville Terrane) "Quarzite in almost bewildering variety is the predominating rock in the area,. It displays variations in colour from white and light grey, through medium grey, brown, to black; in granularity from fine quartzite to coarse grits with interbeds of metamorphosed pebble conglomerate; in composition through admixture with varying amounts of dark argillaceous material; and in fissility either through variations in amount of mica developed in the rock or through the rock's relation to the axial plane and minor folds. Individual beds, ranging from a fraction of an inch to several tens of feet in thickness, are interbedded with others which may vary in colour, granularity, and general composition."
"Dominantly argillaceous rocks are considerably less common than quartzites.
They are present as black slate and dark schistose quartzitic argillite, grey argillaceous schists, and as thin partings and interbeds of dark argillaceous material in a dominantly quartitic succession. The grey colours of most quartites are due to the variable content of dark argillaceous and, in some instances, graphitic material."
"For the most part the rocks are not calcareous. The few thin limestone beds could not be traced for any great distance and there correlation was not possible. Many of the rocks have a low to moderate amount of carbonate mineral which, when determined, was found to be ankerite."
"Green chloritic schists, some weathering brown and some exceedingly brightly coloured, are also present. Some chloritic schists contain thin layers and lenses of grey or white limestone. In several places pale, greenish-grey quartzite schists are exposed; their green caste evidently is a result of the development of small amounts of chlorite.
"The rocks represent a sedimentary succession that has been subjected to regional metamorphism. Cleavage, in varying degrees of perfection, is developed in all rocks and is the result of the oriented development mainly of sericite and less commonly of chlorite. The perfection of the cleavage depends primarily on the initial composition of the rock and the amount of argillaceous material that was available

                                       38

to form mica. To a lesser extent the position of the rock in relation to the axial plane of a fold contributes to the degree to which the cleaner, more massive quartzites are cleaved." In respect to cleavage, the term, "flaggy quartzite" is mentioned by Holland and Johnston and Uglow. This terminology was a bit of a mystery to this writer, until examination, who now believes this term applies to rocks that are cleaved into relatively flat slabs, or "flagstone"
like material. (This writer, in his traverses, did not find a sufficient amount to be of commercial interest).

Structural Geology (from geology report):
After 100 plus years of geological study in the area, structural geology is still poorly defined. The consensus of opinions leans towards broad regional folding with strong local deformation associated with faulting, and or regional thrusts (with several dissenting voices.) This writer is in agreement with the majority, in that there is almost a total lack of minor fold structures, and an extensive record of recognizable, and some very subtle faults

Deposit Types
     There are currently four "types" of gold bearing "deposits" within the
     Cariboo Gold Mining District.
     1.   Placer Deposits.
     2.   Pyritic quartz veins in brittle rocks associated with northerly trending faults.
     3.   Pyritic replacement deposits usually associated with folds in limestone and in close proximity to northerly striking faults
     4.   Pyrite with sericite in a hydrothermal event (Bonanza Ledge).

Descriptions of the deposit types are included in a majority of the reports listed in the references. On the Firstline property the exploration focus will be on a northerly trending fault and proximal quartz veining. Quartz veining within the "camp" has historically been designated as either "A' veins (those being sub-parallel the north westerly trending strata and are usually of greater extent). Or "B" veins which within the mines, are, either transverse (right angles to stratigraphy) or oblique, which cut stratigraphy but are at right angles to the northerly trending faults. The "B' veins have been interpreted as tension fracture filling possibly following the Riedel shear model. Skerl (1948)
states that "Continued movement (along the northerly trending faults) opened up both groups of these fractures enabling mineral solutions to invade the broken zones near both the north - south and the "bedded" faults and produce auriferous quartz-pyrite veins. Some mineralization took place within the faults themselves."

Work on the Burns Property by Gemco

Gemco Minerals Inc (the Company) acquired 100% ownership of the Burns Group
Gold-Silver Property from its subsidiary company, Firstline Environmental
Solutions Ltd, in August 2005. At present the 225-cell mineral tenure encompasses 12686.10 acres of land and is centrally located within the historically producing Nelson-Yanks Gold Belt near the mining towns Wells and
Barkerville, British Columbia, Canada.

Gemco Minerals Inc. mineral exploration program commenced in June of 2006 under the direction of Robert `Ned' Reid, PGeo and qualified person under the National
Instrument 43-101. Several projects were completed this past season which involved trenching, prospecting and ground geophysical surveys on the Fosters
East geo-grid located on Mount Nelson. Four excavator trenches totaling approximately 225 meters were completed to test anomalous gold-in-soil assay results from the previous seasons work.

                                       39

Geologic mapping and channel sampling were conducted in the trenches while grassroots prospecting was conducted in the vicinity. Rock and soil samples were prepared and shipped to EcoTech Laboratory Ltd in Kamloops, British Columbia for
fire assay and ICP analysis; and results were catalogued and plotted in Gemco's database.

Two reports for this area, authored by Brad Davies (prospector), were submitted to the BC Ministry of Energy and Mines for assessment and upon acceptance will be filed into the BC mining records and publicly released in November 2007.

Further to this work program was a self-potential geophysical survey of a portion of the Fosters East grid to test the correlation of gold-in-soils and suggested subsurface geology with the geophysical interpretation. A strong and exacting correlation was discovered between the soil anomalies and several subsurface geophysical anomalies, indicative of sulphide rich veining, were located. A detailed geophysical report was published by the contractor,
Angelique Justason, and submitted to the BC Ministry of Energy and Mines for assessment; and upon acceptance they will be filed into the BC mining records and publicly released in November 2007. Follow-up on these reports in addition to more detailed work is planned for the 2007 season and Gemco Minerals Inc anticipates exciting results.

Gemco Minerals Inc also conducted grassroots prospecting, dip needle and self-potential geophysical surveys on Mount Burns, adjacent to the Fosters grid of Mount Nelson. Gemco's field crew is following a suspect gold bearing fault which extends from Mount Nelson to Mount Burns. Company geologist, `Ned' Reid, permitted 3 surface diamond drill holes at Perkins Gulch along the trend to the
Fosters East soil anomaly. Drilling has yet to commence and the company plans to begin such works this coming season and have been permitted to do so by regulating authorities. Prospecting, dip needle and self-potential geophysical surveys have been completed here and have given the company geologist and prospectors targets for further exploration. Three reports have been published for work completed here this past season and have been submitted to the BC
Ministry of Energy and Mines for assessment.

An internal report by Tenorex GeoServices summarizing the professional recommendations of various geologists working on the property from 2000 through to 2007 was compiled to define a strategic and focused field program for the
Burns Group Gold Property. With this report an aggressive and detailed exploration program has been outlined for the 2007 field season and includes the following:

     o    Significantly expand geo-grid on Burns Mountain
     o    Establish survey control on the property
     o    Trail upgrade and maintenance program
     o    Detailed geologic mapping
     o    50 line kilometers of self-potential geophysical surveying
     o    Follow up on geophysical survey with soil sampling, trenching and channel sampling projects
     o    Begin the government approved surface diamond drill hole program
     o    Expand grassroots prospecting to perimeter of the property
     o    Compile all historical and current exploration / mining data into an online interactive map-server application for use by company geologists and the public

Detailed research and compilation of archived historical reports and maps is also ongoing and is significantly advancing the knowledge and value of the property.

                                       40

Placer LPM Properties
Gemco also has two placer properties. Firstly, the Hawk LPM (lease of placer minerals) is located near Barkerville, British Columbia and is recognized as a deep ground area, which will require extensive testing. Secondly, the Joytown
LPM which is strategically located near the head of the historically famous
Cunningham Creek. The previous property operator undertook some testing and found gold values that warrant a more extensive testing program. Both of these properties will require extensive testing prior to further mining activities.

                                       41

RELATED PARTY TRANSACTIONS

Other than as described under the heading "Executive Compensation", or as set forth below, there are no material transactions with any of our directors, officers or control person that have occurred during the last fiscal year. There have been the following related party transactions during the past two years:

---------- -------------------------------------- ------------------------------------------------------------
Date            Related Person/Relationship                       Description of Transaction
---------- -------------------------------------- ------------------------------------------------------------
   Jun-05  Fu Kwai Ent. Ltd.                      1,155,833 shares issued for debt conversion of $127,144
           Principal Shareholder

   Jun-05  Evan Brett/Director &                  33,416 shares issued for debt conversion of $6,014
           Secretary                              222,222 shares issued for debt conversion of $50,000

   Jun-05  Delaine J. Mollica                     325,000 shares issued for debt conversion of $65,000
           of Great West Mgmt
           Corp., Principal
           Shareholder

   Jun-05  Dorlyn Evancic/Director                500,000 issued for business management
           and consulting and                     services pursuant to the
           Chief Financial                        consulting agreement with Pro-Act Officer*
                                                  Management Inc.

   Jun-05  Global Energy Resources Ltd.           411,000 shares issued for debt conversion of $102,750.

   Apr-06  Tom Hatton/Director &                  100,000 shares issued for management services at
           President                              a deemed value of $10,000.

   Apr-06  Evan Brett/Director & Secretary        110,000 shares issued for management services at a deemed
                                                  value of $11,000

   Apr-06  Delaine J. Mollica,                    120,000 shares issued for management services at a deemed
           of Great West Management Corp.         value of $12,000
           Principal Shareholder

   Apr-06  Pro-Act Management Inc.*               400,000 shares issued for business management and
                                                  consulting services at a deemed value of $40,000

   Apr-06  Evan Brett/Director &                  Subscribed for 40,000 shares under the 2006 private placement
           Secretary                              offering for $10,000. Each share has one warrant attached
                                                  exercisable within two years into one common share at $0.50 per share

   Apr-06  Evan Brett/Director & Secretary        Shareholders loans to the Company in the net sum of $22,935

   Dec-06  Great West Management Corp.,           Shareholders loans, accrued fees and expenses recognized
           Principal Shareholder                  as a note payable in the sum of $100,833

                                       42

   Dec-06  Pro-Act Management Inc.*               Shareholders loans, accrued consulting fees and expenses
                                                  recognized as a note payable in the sum of $88,961

   Jan-07  Evan Brett/Director &                  40,000 shares issued following the Dec 31/06 closing of the
           Secretary                              2006 private placement offering re the subscription for $10,000

   Jan-07  Evan Brett/Director & Secretary        79,680 shares issued for debt conversion of $19,920

   Jan-07  Pro-Act Management Inc.*               178,571 shares issued for conversion of $44,643

   Jan-07  Evan Brett/Director & Secretary        153,979 shares issued for conversion of $38,495

   Jan-07  Tom Hatton/Director & President        126,760 shares issued for conversion of $31,690

   Jan-07  Great West Management Corp.,           178,571 shares issued for conversion of $44,643
           Principal Shareholder

     *    Mr. Evancic serves as Chief Financial Officer through a consulting agreement with Pro-Act Management, see Exhibit 10.2

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Commencing April 21, 2006, our common stock has been quoted on the OTC Bulletin
Board sponsored by the NASDAQ (National Association of Securities Dealers) under the symbol GMML and the registrar and transfer agent for our common shares is,
Interwest Transfer Co. Prior to that, our common stock first began quotation on the Pink Sheets in 2001. The following tables set forth the high and low bid information for our common stock during the periods indicated.

QUARTER ENDED                   HIGH BID             LOW BID

Aug 31, 2004                    $0.07                $0.04
Nov 30, 2004                    $0.08                $0.04
Feb 28, 2005                    $0.08                $0.05
May 31, 2005                    $0.05                $0.03
Aug 31, 2005                    $0.05                $0.02
Nov 30, 2005                    $0.09                $0.05
Feb 28, 2006                    $0.09                $0.05
May 31, 2006                    $0.33                $0.09
Aug 31, 2006                    $0.26                $0.10
Nov 30, 2006                    $0.17                $0.09

The source of the high and low bid information is the NASD OTC Bulletin Board.
The market quotations provided reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.

                                       43

Holders

As of February 26, 2007, we had 19,936,375 common shares issued and outstanding that were held by approximately 67 registered holders and an unknown number of additional holders whose stock is held in "street name."

Dividends

We have not declared any dividends since incorporation and do not anticipate that we will do so in the foreseeable future. Although there are no restrictions that limit the ability to pay dividends on our common shares, our intention is to retain future earnings for use in our operations and the expansion of our business.

Warrants

As at December 31, 2006, the Company had 540,000 share purchase warrants outstanding. These warrants were issued as part of the 54 Units sold in the recent unregistered offering which closed December 31, 2006, whereby each Unit is comprised of 10,000 common shares with 10,000 warrants attached. Each warrant is convertible into one common share, exercisable within two years at a price of
$0.50 USD per share. The warrants also have an expedited exercise provision stating that if, for thirty consecutive trading days, the closing price of the listed shares of the Company exceeds $0.50 USD then the exercise period of the warrants will be condensed to a period of 60 days. The following table lists all of the outstanding warrants and their expiry date.

      Name                 No. of      Exercise            Expiry Date
                          Warrants       Price

 1   Evan Brett            40,000       $ 0.50         December 31, 2008
 2   Mark Hague            80,000       $ 0.50         December 31, 2008
 3   Joyce Stevens         10,000       $ 0.50         December 31, 2008
 4   Daniel Y W Lee        20,000       $ 0.50         December 31, 2008
 5   Patrick Smith         20,000       $ 0.50         December 31, 2008
 6   Greg Stevens          10,000       $ 0.50         December 31, 2008
 7   Chen Pik Kuan         20,000       $ 0.50         December 31, 2008
 8   Franz Harpain         10,000       $ 0.50         December 31, 2008
 9   Jonn Randel           20,000       $ 0.50         December 31, 2008
10   David Binder          40,000       $ 0.50         December 31, 2008
11   Merrill Masson        10,000       $ 0.50         December 31, 2008
12   Bernhard Strotmann    20,000       $ 0.50         December 31, 2008
13   Anita Strotmann       20,000       $ 0.50         December 31, 2008

                                       44

      Name                 No. of      Exercise            Expiry Date
                          Warrants       Price

14   Gloria Andrada        20,000       $ 0.50         December 31, 2008
15   Rogelio Andrada       10,000       $ 0.50         December 31, 2008
16   Angela Manetta        10,000       $ 0.50         December 31, 2008
17   Charity Jalbuena      20,000       $ 0.50         December 31, 2008
18   Ted Weir              60,000       $ 0.50         December 31, 2008
19   Alex Rogalsky         20,000       $ 0.50         December 31, 2008
20   Janet Cox             20,000       $ 0.50         December 31, 2008
21   Tetyana Ribnitska     10,000       $ 0.50         December 31, 2008
22   Khaled Azzam          10,000       $ 0.50         December 31, 2008
23   Avril Betts           10,000       $ 0.50         December 31, 2008
24   Igor Solodchenko      10,000       $ 0.50         December 31, 2008
25   Tetyana Ribnitska     20,000       $ 0.50         December 31, 2008

                          -------
     Total                540,000
                          =======

Securities Authorized for Issuance Under Equity Compensation Plans and
Individual Compensation Arrangements

On July 21, 2006 the Company authorized the structuring of a stock option plan
(the "Plan") under which our officers, directors, consultants, advisors and employees may receive stock options. The aggregate number of shares that may be issued under the Plan is for 2,500,000 shares. All of the options will be exercisable over three years, with 1,800,000 options exercisable at $0.15 per share and 700,000 exercisable at $0.25 per share. On November 30, 2006, the
Company resolved to cancel the Stock Option Plan and defer structuring of an equity compensation plan to a future period.

The following table shows information as of February 28, 2007 with respect to each equity compensation plan and individual compensation arrangements under which our equity securities are authorized for issuance to employees or non-employees.

                                       45

                                                                                          Number of Securities
                                 Number of Securities to                                 Remaining Available for
                                      be Issued Upon            Weighted Average         Future Issuance Under
                                 Exercise of Outstanding        Exercise Price of         Equity Compensation
                                  Options, Warrants and       Outstanding Options,          Plans (Excluding
                                          Rights               Warrants and Rights      Securities Reflected in
Plan Category                              (a)                        (b)                      Column (a))
-------------------------------------------------------------------------------------------------------------------
Equity compensation plans                 Nil                         Nil                          n/a
   approved by securities
   holders
Equity compensation plans not
   approved by
   security holders                       Nil                   $     Nil                          n/a
Total                                     Nil                   $     Nil                          n/a

EXECUTIVE COMPENSATION

The following table sets forth certain compensation information for the
Company's officers for the fiscal years ended May 31, 2006, 2005, and 2004. No executive officer of the Company earned total annual salary and bonus exceeding
$100,000 during the fiscal year ended May 31, 2006.

                                     SUMMARY COMPENSATION TABLE

                                               ANNUAL                        LONG TERM COMPENSATION
                                            COMPENSATION
                                    -------------------------   --------------------------------------------
                                                                       AWARDS           PAYOUTS
                                                                -------------------    ----------
                                                       Other
                                                       Annual   Restricted  Options/               All Other
                                                      Compen-      Stock     SARs *       LTIP      Compen-
     Name     Title         Year    Salary   Bonus     sation     Awarded      (#)     payouts ($)   sation
     ----     -----         ----    ------   -----     ------     -------      ---     -----------   ------
Thomas C.      Director,    2006      $0       0         0        100,000       0           0           0
Hatton         President,
               and          2005      $0       0         0           0                      0           0
               Chief
               Executive    2004      $0       0         0           0          0           0           0
               Officer
------------------------------------------------------------------------------------------------------------
Evan A.        Director,    2006      $0       0         0        110,000                   0           0
Brett          and
               Corporate    2005      $0       0         0           0          0           0           0
               Secretary
                            2004      $0       0         0           0          0           0           0
------------------------------------------------------------------------------------------------------------
Dorlyn R.      Director,    2006   $34,089     0         0        400,000                   0           0
Evancic  (1)   Treasurer,
               and          2005    $7,170     0         0        500,000       0           0           0
               Chief
               Financial    2004      $0       0         0           0          0           0           0
               Officer

                                       46

(1)  Mr. Evancic is employed and compensated by Pro-Act Management Inc., which provides business management and consulting services to us. Mr. Evancic does not bill us for his time spent on the Company and is compensated directly or indirectly by us, through Pro-Act Management Inc. See the section of this filing entitled Certain Relationships and Related
     Transactions

Stock option grants
We did not grant any stock options to our executive officers during our fiscal year ended May 31, 2006, as illustrated in the following table.

On July 21, 2006 the Company authorized the structuring of a stock option plan
(the "Plan") under which our officers, directors, consultants, advisors and employees may receive stock options. The aggregate number of shares that may be issued under the Plan is for 2,500,000 shares. All of the options will be exercisable over three years, with 1,800,000 options exercisable at $0.15 per share and 700,000 exercisable at $0.25 per share. The Company granted stock options in the denominations of 100,000, 200,000 and 750,000 to Tom Hatton, Evan
Brett and Dorlyn Evancic respectively. However, on November 30, 2006, the
Company's Board resolved to cancel the Stock Option Plan and defer structuring of an equity compensation plan to a future period.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR
                               (INDIVIDUAL GRANTS)

                                      Number of
                                      Securities
                                      Underlying       % of Total
                                       Options      Options Granted   Exercise Price      Expiration
Name                                   Granted        to Employees      (per Share)          Date
---------------------------------     ----------    ---------------   --------------    --------------
Thomas C. Hatton,                        Nil         Not Applicable   Not Applicable    Not Applicable
Director, President & CEO

Evan A. Brett,                           Nil         Not Applicable   Not Applicable    Not Applicable
Director, Corporate Secretary

Dorlyn R. Evancic,                       Nil         Not Applicable   Not Applicable    Not Applicable
Director, Chief Financial Officer

                                       47

FINANCIAL STATEMENTS

                               GEMCO MINERALS INC.
                         (An Exploration Stage Company)

             INDEX TO AUDITED FINANCIAL STATEMENTS FOR May 31, 2006

Report of Independent Auditors dated September 6, 2006

Balance Sheet                                            Exhibit  "A"      F-2

Statement of Operations                                  Exhibit  "B"      F-3

Statement of Cash Flow                                   Exhibit  "C"      F-4

Statement of Stockholders' Equity                        Exhibit  "D"      F-5

Notes to the Financial Statements                        Exhibit  "E"      F-6

                                      F-1

Cinnamon Jang Willoughby  & Company

Chartered Accountants
A Partnership of Incorporated Professionals

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders of Gemco Minerals Inc.
                (formerly Firstline Environmental Solutions Inc.)
                (An Exploration Stage Corporation):

     We have audited the consolidated balance sheet of Gemco Minerals Inc.
(formerly Firstline Environmental Solutions Inc.) as at May 31, 2006 and 2005
and the consolidated statements of stockholders' operations and changes in stockholders' equity and cash flows for the years ended May 31, 2006 and 2005.
These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with the standards of the Public
Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether these financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     These consolidated financial statements have been prepared assuming the company will continue as a going concern. As discussed in Note B to the consolidated financial statements, the company has incurred recurring net losses and a net capital deficiency. These factors raise substantial doubt about the company's ability to continue as a going concern. Management's plans to rectify the capital deficiency and losses are outlined in Note B. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     In our opinion, except as stated above, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at May 31, 2006 and 2005 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles in the United States.

                                      /s/ Cinnamon Jang Willoughby  & Company
                                      -------------------------------------------
                                       "Cinnamon Jang Willoughby  & Company"
                                              Chartered Accountants

Burnaby, Canada
September 6, 2006

MetroTower II - Suite 900 - 4720 Kingsway, Burnaby, BC Canada V5H 1N2.
Telephone: +1 604 435 4317. Fax: +1 604 435 4319.
HLB Cinnamon Jang Willoughby  & Company is a member of  International.
A world-wide organization of accounting firms and business advisors

                                       F-2

                                                                    "Exhibit "A"

                               GEMCO MINERALS INC.
                (formerly Firstline Environmental Solutions Inc.)
                         (An Exploration Stage Company)
                           CONSOLIDATED BALANCE SHEET
                          May 31, 2006 and May 31, 2005

                                                              May 31,        May 31,
                                                               2006           2005
                                                            -----------    -----------
                                                                            (restated -
                                                                            see Note M)
Assets
Current:
     Cash                                                   $    11,797    $        77
                                                            -----------    -----------

Long-term:
     Investments (Note D)                                        14,615         14,615
     Mineral Claims (Note E)                                     99,272         81,242
                                                            -----------    -----------
                                                                113,887         95,857

Equipment (Note F)                                               72,776        152,219
                                                            -----------    -----------

                                                            $   198,460    $   248,153
                                                            ===========    ===========
Liabilities
Current:
     Accounts payable                                       $   363,734    $   185,415
     Due to shareholders (Note G)                                80,461        343,934
     Short term notes (Note H)                                  403,444        354,042
                                                            -----------    -----------

                                                                847,639        883,391
                                                            -----------    -----------

Shareholders' Deficiency
Share Capital:
     Authorized -
        50,000,000 Common shares with par value of $0.001
     Issued and Outstanding -
        18,486,815 (May 31, 2005 - 14,859,344)
        Common shares (Note I)                                   18,487         14,860
     Additional paid in capital                               1,394,239        908,959
                                                            -----------    -----------
                                                              1,412,726        923,819

Deficit, accumulated during the development phase            (1,987,715)    (1,565,702)
Other accumulated comprehensive loss                            (74,190)         6,645
                                                            -----------    -----------

                                                               (649,179)      (635,238)
                                                            -----------    -----------

                                                            $   198,460    $   248,153
                                                            ===========    ===========

Going concern (Note B)

Approved by the Directors:

     Per:             "Evan A. Brett"
     --------------------------------------------

     Per:            "Dorlyn R. Evancic"
     --------------------------------------------

        The accompanying notes are an integral part of these statements

                                       F-3

                                                                    "Exhibit "B"

                               GEMCO MINERALS INC.
                (formerly Firstline Environmental Solutions Inc.)
                         (An Exploration Stage Company)
                      CONSOLIDATED STATEMENT OF OPERATIONS
                      Years Ended May 31, 2006 and 2005 and
      Period from August 21, 1997 (date of inception) through May 31, 2006

                                                                      Period from
                                                                    August 21, 1997
                                                                   date of inception)
                                        Year ended    Year ended       through
                                          May 31,       May 31,         May 31
                                           2006          2005           2006
                                        -----------   -----------   ---------------
                                                      (restated -     (restated -
                                                       see Note M)    see Note M)
                                        -----------   -----------   ---------------

Revenue                                 $        --            --   $       61,770
                                        -----------   -----------   --------------

Mineral exploration and development          20,803        99,704          203,280
                                        -----------   -----------   --------------

Operating Expenses
    Accounting and legal fees                81,128        13,767          132,528
    Advertising and promotion                 5,165           796           31,086
    Amortization                             15,050        38,041          223,066
    Auto expense                              6,751         2,342           21,137
    Bank charges and interest                61,053        68,402          446,973
    Consulting fees                          87,612       107,943          237,376
    Contract work                                --            --           22,329
    Foreign exchange                             --            --          125,495
    Insurance                                    --            --            5,073
    Management fees                          63,010        22,325          179,405
    Office and miscellaneous                  3,678           182          175,556
    Rent                                      3,366         1,665           18,141
    Repairs and maintenance                      --            --           11,852
    Telephone and utilities                   3,455           591           13,675
    Travel                                    6,548         1,036           24,693
                                        -----------   -----------   --------------

    Total operating expenses                336,817       257,090        1,668,386
                                        -----------   -----------   --------------

                                            357,620       356,794        1,809,896

(Gain) loss on disposal of investment            --        42,279           47,209
Writedown of assets                          64,393            --          128,925
Loss on Disposal of Shares                       --            --            1,685
                                        -----------   -----------   --------------

Net Loss                                $   422,013       399,073   $    1,987,715
                                        ===========   ===========   ==============

Net loss per weighted-average share -

    Basic and fully diluted             $      0.02          0.04   $         0.20
                                        ===========   ===========   ==============

Weighted-average number of shares        17,616,897    13,939,945       10,022,647
                                        ===========   ===========   ==============

        The accompanying notes are an integral part of these statements

                                       F-4

                                                                    "Exhibit "C"

                               GEMCO MINERALS INC.
                (formerly Firstline Environmental Solutions Inc.)
                         (An Exploration Stage Company)
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      Years Ended May 31, 2006 and 2005 and
      Period from August 21, 1997 (date of inception) through May 31, 2006

                                                                                                        Period from
                                                                                                      August 21, 1997
                                                                                                    (date of inception)
                                                                  Year                Year                through
                                                             Ended May 31,        Ended May 31,           May 31,
                                                                  2006                2005                  2006
                                                            -----------------    ----------------   ---------------------
                                                                                   (restated -          (restated -
                                                                                   see Note M)          see Note M)
Operating Activities
    Net loss                                                $       (422,013)    $      (399,073)   $         (1,987,715)
    Adjustments for:
      Amortization                                                    15,050              38,041                 223,066
      Shares issued for services                                     148,000             100,000                 354,160
      Shares issued for settlement of debt                           340,907                   -               1,058,566
      Loss on disposal and write down of assets                       64,393              42,279                 176,134

    Changes in non-cash working capital
      Increase (decrease) in accounts payable                        178,320               8,999                 363,735
      Increase in short term notes                                    49,402              91,490                 403,444
      Increase (decrease) in amount due to shareholders             (263,474)            176,184                  80,460
                                                            -----------------    ----------------   ---------------------

Net cash used in operating activities                                110,585              57,920                 671,850
                                                            -----------------    ----------------   ---------------------

Investing Activities
    (Acquisition) disposal of mineral claims                         (18,030)            (23,895)                (99,272)
    Proceeds from redemption (acquisition) of investments                  -                   -                 (63,509)
    Proceeds from disposal (acquisition) of equipment                      -              (8,693)               (423,082)
                                                            -----------------    ----------------   ---------------------

Net cash used in investing activities                                (18,030)            (32,588)               (585,863)

Foreign exchange included in other comprehensive loss                (80,835)            (22,405)                (74,190)
                                                            -----------------    ----------------   ---------------------

Net Increase in Cash                                                  11,720               2,927                  11,797

Cash and equivalents, beginning                                           77              (2,850)                      -
                                                            -----------------    ----------------   ---------------------

Cash and cash equivalents, ending                           $         11,797     $            77    $             11,797
                                                            =================    ================   =====================

    Cash and cash equivalents consists of cash and
          short term borrowings (bank overdraft)

Supplemental disclosure of non-cash transactions:

    Shares issued for services                              $        148,000     $       100,000    $            354,160
    Shares issued for settlement of debt                    $        340,907     $       626,724    $          1,058,566

Additional information:

    Interest paid                                           $          8,600     $          7200    $            111,743
    Taxes paid                                              $            Nil     $           Nil    $                Nil

        The accompanying notes are an integral part of these statements

                                       F-5

                                                                    "Exhibit "D"

                               GEMCO MINERALS INC.
               (formerly Firstline Environmental Solutions Inc.)
    CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIENCY Period from
            August 21, 1997 (date of inception) through May 31, 2006

                                                                            Additional       Deficit
                                                                              paid-in      accumulated
                                                                            capital, and   during the         Other
                                                 Common Shares              Contributed    development    Comprehensive
                                                    Shares        Amount      surplus         phase        (Loss) Gain        Total
                                                 --------------  ---------  ------------  ------------    --------------  ------------
                                                                                           (restated -     (restated -     (restated -
                                                                                           see Note M)     see Note M)     see Note M)

Balance at August 21, 1997                                   -   $      -   $         -   $          -    $          -    $          -

Common shares issued for incorporation,
  organizational, and business plan
  development services                               5,000,000   $  5,000                                                        5,000

Net loss for the period                                                                         (5,000)              -          (5,000)

                                                 --------------------------------------------------------------------------------------
Balance at May 31, 1999 and 2000                     5,000,000      5,000             -         (5,000)              -               -

Surrender and cancellation of common shares         (3,315,000)    (3,315)                                                      (3,315)

Common shares issued to acquire EchoDrive project   16,000,000     16,000        59,000                                         75,000

Net income for the year                                                                          3,315               -           3,315

                                                 -------------------------------------------------------------------------------------
Balance at May 31, 2001                             17,685,000     17,685        59,000         (1,685)              -          75,000

Net loss for the year                                                                         (274,113)                       (274,113)

                                                 -------------------------------------------------------------------------------------
Balance at May 31, 2002                             17,685,000     17,685        59,000       (275,798)              -        (199,113)

Surrender and cancellation of common shares on
  cancellation of EchoDrive project                (16,000,000)   (16,000)      (59,000)                                       (75,000)

Common shares issued to acquire
  Firstline Recovery Systems Inc.                    5,025,000      5,025                                                        5,025

Common shares issued in settlement of debt             951,000        951        89,984                                         90,935

Common shares issued for services rendered           1,657,500      1,658        97,792                                         99,450

Translation adjustment                                                                                         (21,246)        (21,246)
Net loss for the year                                                                         (455,330)                       (455,330)

                                                 -------------------------------------------------------------------------------------
Balance at May 31, 2003                              9,318,500   $  9,319   $   187,776   $   (731,128) $      (21,246) $     (555,279)

Common shares issued in settlement of debt           3,540,844      3,541       623,183                                        626,724

Translation adjustment                                                                                          43,099          43,099
Net loss for the year                                                                         (435,501)                       (435,501)

                                                 -------------------------------------------------------------------------------------
Balance at May 31, 2004                             12,859,344     12,860       810,959     (1,166,629)         21,853        (320,957)

Common shares issued for services rendered           2,000,000      2,000        98,000                                        100,000

Translation adjustment                                                                                         (15,208)        (15,208)
Net loss for the year                                                                         (399,073)                       (399,073)

Balance at May 31, 2005                             14,859,344     14,860       908,959     (1,565,702)          6,645        (635,238)

Common shares issued in settlement of debt           2,147,471      2,147       338,760                                        340,907

Common shares issued for services rendered           1,480,000      1,480       146,520                                        148,000

Translation adjustment                                                                                         (80,835)        (80,835)
Net loss for period                                                                           (422,013)                       (422,013)

                                                 -------------------------------------------------------------------------------------
Balance at May 31, 2006                             18,486,815   $ 18,487   $ 1,394,239   $ (1,987,715)   $    (74,190) $     (649,179)
                                                 ======================================================================================

        The accompanying notes are an integral part of these statements

                                       F-6

                                                                     Exhibit "E"
                               Gemco Minerals Inc.
                (formerly Firstline Environmental Solutions Inc.)
                         (An Exploration Stage Company)
                   Notes to Consolidated Financial Statements
                                  May 31, 2006

Note A - Organization and Description of Business

These consolidated financial statements include the accounts of Gemco Minerals
Inc. ("Company") which was incorporated on August 22, 1997 in accordance with the laws of the State of Florida and its wholly owned subsidiary Firstline
Recovery Systems Inc. which was incorporated June 1, 1998 under the laws of
British Columbia.

The Company is a Development Stage Company, as defined by Statement of Financial
Accounting Standard ("SFAS") No.7, "Accounting and Reporting by Development
Stage Enterprises". The Company's principle business is the acquisition and exploration of mineral resources. The Company has generated no significant operating revenues and has incurred cumulative operating losses of approximately
$1,809,896 (May 31, 2005 - $1,452,276).

Note B - Going Concern

The Company is fully dependent upon either, the future sale of shares or advances or loans from its current management and/or controlling shareholders or corporate officers to provide sufficient working capital to preserve the integrity of the corporate entity during the development phase.

There is no assurance that the Company will be able to obtain additional funding through the sales of additional shares or, that such funding, if available, will be obtained on terms favorable to or affordable by the Company. It is the intent of management and controlling shareholders to provide sufficient working capital necessary to support and preserve the integrity of the corporate entity.

Management has developed a business plan to address the Company's net capital deficiency. This includes raising capital through its current Offering
Memorandum and optioning some of the company's mineral claims to other exploration companies. The Company is a publicly trading company on the Nasdaq
OTCBB Exchange in the United States.

Note C - Summary of Significant Accounting Policies

1.   Basis of Presentation

     These consolidated financial statements and related notes are presented in accordance with accounting principles generally accepted in the United
     States, and are expressed in US dollars. The Company's fiscal year end is
     May 31.

2.   Use of Estimates

     The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

3.   Property, Plant and Equipment

     Property, plant and equipment, including capitalized interest, is stated at cost, net of accumulated depreciation. Depreciation is computed utilizing the declining method at rates based upon the estimated useful lives of the various classes of assets.

                                       F-7

                                                                     Exhibit "E"
                               Gemco Minerals Inc.
                (formerly Firstline Environmental Solutions Inc.)
                         (An Exploration Stage Company)
                   Notes to Consolidated Financial Statements
                                  May 31, 2006

Note C - Summary of Significant Accounting Policies (Continued)

4.   Basic and Diluted Net Income (Loss) Per Share

     The Company computes net income (loss) per share in accordance with FSAS
     No. 128 "Earnings per Share". SFAS No. 128 requires presentation of both basic and diluted earnings per share ("EPS") on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury method and convertible preferred shares using the if-converted method. In computing diluted EPS, the average shares price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive.

5.   Comprehensive Income (Loss)

     SFAS No. 130 "Reporting Comprehensive Income," establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at May 31, 2006, the company has only foreign exchange adjustments arising from consolidating its wholly owned Canadian subsidiary that represent a comprehensive loss in the financial statements.

6.   Cash and Cash Equivalents

     The Company considers all highly-liquid investments with maturities of three months or less, at the time of issuance, to be cash and cash equivalents.

7.   Organization Costs

     The Company has adopted the provisions of AICPA Statement of Position 98-5,
     "Reporting on the Costs of Start-Up Activities" whereby all organization and initial costs incurred with the incorporation and initial capitalization of the Company were charged to operations as incurred.

8.   Financial Instruments

i)   Fair Values
     The fair values of cash, subscriptions receivable, accounts payable, bank indebtedness and short-term notes approximate their carrying values due to the immediate or short-term maturity of these financial instruments. The amounts due to shareholders are non-interest bearing, accordingly, their fair value is indeterminable.

ii)  Currency Risk
     The Company is exposed to currency risk from transactions undertaken in
     Canadian dollars. At May 31, 2006, substantially all of the Company's liabilities are denominated in Canadian dollars

9.   Mineral Properties

     Costs of exploration, carrying and retaining unproven mineral properties are expensed as incurred. Costs of acquiring mineral properties are capitalized until such time that they are either sold, abandoned or written down.

10.  Advertising Expenses

     Advertising and marketing expenses are charged to operations as incurred.

                                       F-8

                                                                     Exhibit "E"
                               Gemco Minerals Inc.
                (formerly Firstline Environmental Solutions Inc.)
                         (An Exploration Stage Company)
                   Notes to Consolidated Financial Statements
                                  May 31, 2006

Note C - Summary of Significant Accounting Policies (Continued)

11.  Income Taxes

     The asset and liability method is used when accounting for income taxes.
     The deferred tax asset and deferred tax liability accounts, as recorded when material, are entirely the result of temporary differences. Temporary differences represent differences in the recognition of assets and liabilities for tax and financial reporting purposes, comprising primarily of accumulated amortization and unutilized non-capital losses. The deferred tax asset is related solely to the Company's net operating loss carry forwards' and is fully reserved.

12.  Foreign Currency Translation

     The Company accounts for foreign currency transactions and translation of foreign currency financial statements under Statement of Financial
     Accounting Standards No. 52, "Foreign Currency Translation" ("SFAS 52").
     Transaction amounts denominated in foreign currencies are translated at exchange rates prevailing at transaction dates. Financial statements of the
     Company's Canadian subsidiaries (see Note A) are translated into U.S.
     dollars using the exchange rate at the balance sheet date for assets and liabilities. The Company's investments in the structural capital of the
     Canadian subsidiary have been recorded at the historical cost in U.S.
     dollars. The resulting gains or losses are reported as a separate component of stockholders' equity and comprehensive income. The functional currency of the Canadian subsidiaries is the local currency, the Canadian dollar.

13.  Recent Accounting Pronouncements

     a.   In December 2004, the Financial Accounting Standards Board (FASB)
          issued Statement of Financial Accounting Standards (SFAS) No. 153
          "Exchange of Non-monetary Assets - An Amendment of APB Opinion No.
          29". The guidance in that Opinion, however, included certain exceptions to that principle. SFAS No. 153 amends Opinion No. 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 are effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Early application is permitted and companies must apply the standard prospectively. The adoption of this standard is not expected to have a material effect on the company's results of operations or financial position.

     b.   In December 2004, the FASB issued SFAS No. 123R "Share Based Payment"
          ("SFAS123R") which is a revision of SFAS No. 123 "Accounting for Stock
          Based Compensation" and supersedes APB Opinion No. 25, "Accounting for
          Stock Issued to Employees" and its related implementation guidance.
          SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transaction in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entities equity instruments or that may be settled by the issuance of those equity instruments. SFAS 123R focuses primarily on accounting for transaction in which an entity obtains employee services in share based payment transactions with parties other than employees provided in SFAS 123 as originally issued and
          Emerging Issues Task Force Issue No. 96-18, "Accounting for Equity
          Instruments That Are Issued to Other Than Employees for Acquiring, or
          in Conjunction with Selling, Goods or Services". SFAS 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award - the requisite

                                       F-9

                                                                     Exhibit "E"
                               Gemco Minerals Inc.
                (formerly Firstline Environmental Solutions Inc.)
                         (An Exploration Stage Company)
                   Notes to Consolidated Financial Statements
                                  May 31, 2006

Note C - Summary of Significant Accounting Policies (Continued)

          service period (usually the vesting period). SFAS 123R requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instrument issued. Public entities other than those filing as small business issuers) will be required to apply SFAS 123R as of the first interim or annual reporting period that begins after June15, 2005. Public entities that file as small business issuers will be required to apply SFAS 123R in the first interim or annual reporting period that begins after
          December 15, 2005. The adoption of this standard is not expected to have material effect on the Company's results of operations or financial position.

     c.   In March 2005, the SEC staff issued Staff Accounting Bulletin No. 107
          ("SAB 107") to give guidance on the implementation of SFAS 123R. The
          Company will consider SAB 107 during implementation of SFAS 123R.

Note D - Investments

Investments consist of:

On March 26, 2002, the Company paid $14,615 (Cdn $20,000) to purchase an option to acquire 49% of the outstanding shares of Slate Creek Mining Company Ltd. for
Cdn $1,000,000. The option expires March 26, 2007.

Note E- Mineral claims

On May 15, 2005, the Company's subsidiary Firstline Recovery Systems Inc.
assigned to the Company its interest in certain mineral claims in the province of British Columbia more particularly known and described from the BC Mining
Title Office as Tenure numbers Mineral titles 506235, 506328,506333, 506335,
506336, 506337 for Burns Mountain, and Placer titles 374389, 514918 for Hawks
Placer claim and Joytown Placer Claim in exchange for $81,242 (Cdn $102,002).
These claims were originally acquired by the Company's subsidiary from various arm's length individuals as follows:

     -    Burns Mountain claims acquired through several transactions between
          1998 and 2000 for $69,395.
     -    Joytown and Hawk claims, acquired November 26, 1999 for $11,847

The Company has obtained geological evidence indicating that there are probable reserves located on the mineral claims and has capitalized the claims pending further development.

On July 30, 2005, the Company sold an option to Georgia International Mining
Corporation ("Georgia") to purchase three mineral claims - Tenure Numbers
506335,506336 and506337 in exchange for $227,055 (Cdn $285,000) payable as follows: $27,884 (Cdn $35,000) which was paid at July 30, 2005, $99,586 (Cdn
$125,000) payable on June 30, 2006 and $99,586 (Cdn $125,000) payable on June
30, 2007. On March 6, 2006, the Company entered into an Amendment to the Option
Agreement whereby the payment dates were extended by one year to June 30, 2007 and June 30, 2008 respectively. Additionally, Georgia will complete an exploration program within one year of becoming a publicly trading company. Due to the uncertainty of whether Georgia will be able to meet the terms of the option agreement, the Company will recognize the disposal of these claims when the conditions for certainty are met. Similarly, the Company will recognize revenue from the sale when funds have been received. The Company recognized a reduction of $1 on the mineral claims in August 2005 for the sale of this option.

                                       F-10

                                                                     Exhibit "E"
                               Gemco Minerals Inc.
                (formerly Firstline Environmental Solutions Inc.)
                         (An Exploration Stage Company)
                   Notes to Consolidated Financial Statements
                                  May 31, 2006

Note E - Mineral Claims (Continued)

On May 9, 2006, the Company acquired an additional mineral claims in the province of British Columbia more particularly known and described from the BC
Mining Title Office as Tenure numbers Mineral titles 533317 and 533053 for Burns
Mountain adjacent to its existing tenures in exchange for 50,000 shares of the
Company (deemed value$14,500 at $0.29 per share) from S. Gaye Richards.

On May 24, 2006, the Company entered into a joint venture agreement with Canamex
Corporation, a Mexican Mining company duly incorporated in the country of Mexico
(Minera Canamex, S.A. de C.V.). In accordance with the agreement, the Company advanced $3,500 to Canamex which was utilized to acquire mineral claim 026910 in the Ensenada region of the province of Baja California.

US GAAP requires that mineral exploration expenditures be charged to the
Statement of Operations in the period incurred. Cumulative exploration costs on these mineral claims are $203,280 (May 31, 2005 - $182,477).

Note F- Equipment
                                                          May 31   May 31
                                    Accumulated           2006     2005
                           Cost     Amortization           Net      Net
                           ----     ------------           ---      ---

Equipment               $295,842      $223,066           $72,776  $152,219

At May 31, 2004, the Company discussed with its insurance company the necessary coverage the Company should have over its equipment. The insurance company's representatives indicated that the fair value of the company's equipment was significantly lower than its carrying value. Based upon this, an impairment charge of $64,532 was recorded at May 31,2004.

For the May 31, 2006 year end, the Company undertook an appraisal of its
Centrifuge Processor Machine to determine the fair value of the equipment. The appraisal indicated that the fair value of the machine was significantly lower than its carrying value, and an impairment charge of $64,393 was recorded at May
31, 2006.

Note G - Due to Shareholders

The amounts due to shareholders are non-interest bearing, due on demand and secured by promissory notes.

Note H - Short-Term Notes

Short-term notes bear interest at rates from 0% to 24% per annum and are expected to be repaid or converted to common stock within one year.

Note I - Common Share Transactions

On October 31, 1999, the Company issued 5,000,000 shares to cover the costs of the development of the Company's EchoDrive business plan. These costs were determined to be worth $5,000.

                                      F-11

                                                                     Exhibit "E"
                               Gemco Minerals Inc.
                (formerly Firstline Environmental Solutions Inc.)
                         (An Exploration Stage Company)
                   Notes to Consolidated Financial Statements
                                  May 31, 2006

Note I - Common Share Transactions (continued)

On June 25, 2000, the Company canceled an aggregate of 3,315,000 common shares issued on October 31, 1999. The Company then issued 16,000,000 shares to acquire
100% of the outstanding share of EchoDrive Ltd. This transaction was valued at
$75,000 being the book value of EchoDrive. These actions caused the issued and outstanding shares to increase from 5,000,000 to 17,685,000.

On July 18, 2002, the Company sold the EchoDrive subsidiary back to its original shareholders in exchange for the 16,000,000 shares originally issued. The
16,000,000 share were then cancelled.

On November 18, 2002, the Company issued an aggregate of 7,633,500 common shares as follows: 5,025,000 shares to acquire its wholly owned subsidiary Firstline
Recovery Systems Inc. valued at $5,025 being the book value of the subsidiary.
951,000 shares in settlement of the subsidiary's debt of $90,935 and 1,657,500 shares for services rendered for consulting services and exploration and development services on the Company's mineral claims valued at $99,450. Values were established through negotiations with the interested parties based upon an estimate of the potential value of the company's assets.

On December 31, 2003, the Company issued an aggregate of 3,140,844 shares in settlement of the subsidiary's debt in the amount of $563,877 as per Debt
Settlement Agreements with Firstline Recovery Systems Inc. Values were determined through negotiation with the interested parties and were based in part upon the underlying terms of the debt instruments surrendered and an estimate of the potential value of the company's assets.

On May 17, 2004, an aggregate of 400,000 shares valued at $62,847 issued as per
Debt Extension Bonus and Management Bonus Agreement Values were determined based upon the terms of the debt extensions negotiated and the values established for issuing shares previously.

On November 15 and November 16, 2004, the Company issued an aggregate 1,500,000 shares and 500,000 shares, respectively, in accordance with its engagement agreement with Graydon Elliott Capital Corporation dated June 4, 2004. These shares were valued at $100,000 which was the expected value of the services
Graydon Elliott was to provide based upon their customary fees.

On June 14, 2005, the Company issued 2,147,471 shares in settlement of debt valued at $340,907. Values were negotiated with the interested parties under the same basis as previous share for debt exchanges.

On June 14, 2005, the Company issued 500,000 shares in exchange for consulting services. The value of $50,000 was determined based upon the fees that would customarily be charged for such services and the deemed stock price of $0.10 per share.

On April 20, 2006 the Company issued 980,000 shares in exchange for consulting, management, legal and accounting services. The value of $98,000 was determined based upon the fees that would customarily be charged for such services and the deemed stock price of $0.10 per share.

Note J - Warrants and Stock Options

At May 31, 2006, the Company had no warrants or options outstanding. Subsequent to the year end, the Company issued a resolution on July 21, 2006 to structure a stock option plan for an aggregate of 2,500,000 options and granted 1,800,000 options to certain of the Company's insiders upon inception of the plan. All options will be exercisable for a three year term from the date of grant with
1,800,000 exercisable at a price of $0.15 per share and 700,000 exercisable at a price of $0.25 per share.

                                      F-12

                                                                     Exhibit "E"
                               Gemco Minerals Inc.
                (formerly Firstline Environmental Solutions Inc.)
                         (An Exploration Stage Company)
                   Notes to Consolidated Financial Statements
                                  May 31, 2006

Note K- Related Party Transactions

1.   Amounts due to shareholders are unsecured, non-interest bearing and due on demand.

2.   Loans payable bear interest at rates ranging between 0 to 24%. These loans are unsecured and due on demand.

3.   Transactions during the year:

                                                        May 31       May 31,
                                                         2006         2005
                                                         ----         ----

     Interest                                      $     58,977     $ 66,930
     Management and Corporate Services                  187,334      122,325

Those transactions are in the normal course of operations and are measured at the exchange amount which is the amount of consideration established and agreed to by the related parties.

4.   During the year ended May 31, 2004, the Company issued 1,228,318 common shares to officers or principal shareholders of the Company in settlement of debt in the amount of $160,032 and provision of services.

     During the year ended May 31, 2006, the Company issued 2,647,471 common shares in June 2005 of which, 2,147,471 were issued in settlement of debt in the amount of $340,907 and 500,000 were issued for the provision of services valued at $50,000. A further 1,480,000 common shares were issued in April 2006 for the provision of services valued at $148,000. All of the shares were issued to related parties to the Company.

Note L - Income Taxes

As of May 31, 2006, the Company has a net operating loss carry-forward of approximately $1,810,000 to offset future taxable income. Subject to current regulations, these loss carry-forwards will expire between 2007 to 2018. The amount and availability of the net operating loss carry-forward may be subject to limitations set forth by the Internal Revenue Service and Canada Revenue
Agency. Factors include various circumstances such as whether there is a deemed more than 50 percent change in control.

The Company has determined that it is more likely than not, that the tax benefit of approximately $652,000 from these losses carried will not be realized. As a result the company has taken a 100% valuation reserve against recording the deferred tax asset arising from these loss carryforwards

The Company is in the process of selling Flow-Through shares, whereby the company renounces its exploration expenses to its investors. The renunciation of the exploration expenses provides a tax benefit to the Company's investors. At issuance, the Flow-Through shares will be valued at fair value. The excess of proceeds received over fair value will be recorded as a tax benefit liability.
When the exploration expenses are renounced, the tax benefit liability will be allocated between deferred income taxes and deferred income tax liability at the prevailing corporate tax rate.

                                      F-13

                                                                     Exhibit "E"
                               Gemco Minerals Inc.
                (formerly Firstline Environmental Solutions Inc.)
                         (An Exploration Stage Company)
                   Notes to Consolidated Financial Statements
                                  May 31, 2006

Note M - Restatement of financial statements

In November 2004 the company issued 2,000,000 common shares for management services. In January 2005 the company terminated the agreement because of perceived non-performance by the other party. These shares were then recorded as a subscription receivable as the Company intended for the other party to pay for the shares at the determined value of $100,000. In August 2005 the company readdressed the original issuance of these shares and determined that the other party had rendered sufficient services in consideration for these shares and directed the amount recorded as a subscription receivable be charged to consulting fees.

In August 2005 the Company also realized that it had made an error in the application of the translation methods to the subsidiaries foreign financial statements. Originally, during the years ended May 31, 2005 and May 31, 2004 the
Company translated the foreign subsidiaries financial statements assuming that the functional currency of the subsidiary was the United States dollar. The
Company changed its method of translation so that the functional currency of the foreign subsidiary was the Canadian dollar, effective as of June 1, 2005, which it should be. However, the functional currency of the foreign subsidiary should have been the Canadian dollar since fiscal 2002. Accordingly, the amounts previously recorded on the May 31, 2004 and 2005 financial statements as a foreign currency item on the income statement has now been changed to be a separate component of shareholders' deficiency and also a component of other comprehensive income. The consolidated balance sheets, consolidated statements of operations, changes in shareholders' equity and cash flows have been restated
to effect these changes.

The following presents the effect on the Company's previously issued financial statements for the year ended May 31, 2005:

Balance sheet as at May 31, 2005 -

                                        Previously      Increase
                                         Reported      (Decrease)      Restated
                                         --------      ----------      --------
      Subscription receivable           $  100,000    $ (100,000)    $        0
      Accounts payable                     183,733         1,684        185,415
      Deficit                           (1,457,373)     (108,329)    (1,565,702)
      Accumulated comprehensive loss             0         6,645          6,645

Statement of operations for the year ended May 31, 2005 -

                                        Previously      Increase
                                         Reported      (Decrease)      Restated
                                         --------      ----------      --------
      Foreign exchange                  $   15,208    $  (15,208)     $       0
      Consulting fees                        7,943       100,000        107,943
      Total operating expenses             172,298        84,792        257,090
      Net Loss                            (314,281)      (84,792)      (399,073)
      Net loss per share                    (0.023)       (0.007)         (0.03)

                                      F-14

                                                                     Exhibit "E"
                               Gemco Minerals Inc.
                (formerly Firstline Environmental Solutions Inc.)
                         (An Exploration Stage Company)
                   Notes to Consolidated Financial Statements
                                  May 31, 2006

Note M - Restatement of financial statements (continued)

Statement of cash flows for the year ended May 31, 2005 -

                                                Previously     Increase
                                                 Reported     (Decrease)     Restated
                                                 --------     ----------     --------
      Net loss                                  ($ 314,281)   ($ 84,792)    ($ 399,073)
      Increase in subscription receivable          100,000     (100,000)             0
      Net cash used in operating activities        (64,618)     122,538         57,920
      Foreign exchange                              15,208      (37,613)       (22,405)

Statement of changes in shareholders' deficiency for the year ended May 31,
2005 -

                                                Previously     Increase
                                                 Reported     (Decrease)     Restated
                                                 --------     ----------     --------
      Net loss for the year                      ($314,281)     (84,792)    ($399,073)
      Translation adjustment                             0      (15,208)      (15,208)
      Deficit as at May 31, 2005                (1,457,374)    (108,328)   (1,565,702)
      Other comprehensive loss                           0        6,645         6,645
      Total - May 31, 2005                        (533,556)    (101,682)     (635,238)

                                      F-15

                               GEMCO MINERALS INC.

                          INDEX TO FINANCIAL STATEMENTS

              For the nine months ended February 28, 2007 Unaudited

 Balance Sheet                            Exhibit "A"                       F-17

 Statement of Operations                  Exhibit "B"                       F-18

 Statement of Changes in Cash Flows       Exhibit "C"                       F-19

 Notes to the Financial Statements        Exhibit "D"                       F-20

                                      F-16

                                                                     Exhibit "A"

GEMCO MINERALS INC.
(formerly  Firstline Environmental Solutions Inc.)
(An Exploration Stage Company)
CONSOLIDATED BALANCE SHEETS
as at February 28, 2007
(Expressed in U.S. dollars)
(unaudited)

                                                             February 28      May 31,
                                                                 2007          2006
                                                             -----------    -----------
Assets
Current:
      Cash                                                   $     8,305    $    11,797
                                                             -----------    -----------
Total Current Assets                                               8,305         11,797
                                                             -----------    -----------

Investments (Note 3)                                              14,615         14,615
Mineral Claims (Note 5)                                           99,272         99,272
Equipment (Note 4)                                                63,470         72,776
                                                             -----------    -----------
                                                                 177,357        186,663
                                                             -----------    -----------
Total Assets                                                 $   185,662    $   198,460
                                                             ===========    ===========

Liabilities
Current:
      Accounts payable                                       $    65,692    $   113,355
      Due to related parties (Note 6(a))                          22,983        116,554
      Due to shareholders (Note 6(b))                             37,900         17,782
      Notes payable - related parties (Note 7)                   105,229         48,298
      Notes payable (Note 8)                                     495,345        521,650
                                                             -----------    -----------
Total Liabilities                                                727,148        817,639
                                                             -----------    -----------

Commitments (Note 5)
Shareholders' Deficit
Share Capital
      Authorized -
         50,000,000 Common shares with par value of $0.001
      Issued and Outstanding -
         19,936,375 and 18,486,815 shares, respectively           19,936         18,487
      Additional paid-in capital                               1,754,229      1,394,239
      Shares subscribed (Note 9)                                      --         30,000

Other accumulated comprehensive loss                             (37,556)       (74,190)
Deficit, accumulated during the development stage             (2,278,096)    (1,987,715)
                                                             -----------    -----------
Total Shareholder's Deficit                                     (541,486)      (619,179)
                                                             -----------    -----------
Total Liabilities and Shareholders' Deficit                  $   185,662    $   198,460
                                                             ===========    ===========

    (The Accompanying Notes are an Integral part of the Financial Statements)

                                      F-17

                                                                     Exhibit "B"
GEMCO MINERALS INC.
(formerly  Firstline Environmental Solutions Inc.)
(An Exploration Stage Company)
CONSOLIDATED STATEMENT OF OPERATIONS
Nine Months Ended February 28, 2007 and 2006
(Expressed in U.S. dollars)
(unaudited)
                                                   Nine Months
                                                Ended February 28,
                                               2007            2006
                                          ------------    ------------

Revenue                                   $         --    $         --
                                          ------------    ------------

Operating Expenses
    Amortization                                 9,306          22,839
    Commissions                                 17,954              --
    General and administrative                   9,215           3,012
    Interest and bank charges                   64,864          57,216
    Investor Relations                          34,856           3,619
    Management and consulting fees              93,974          88,376
    Mineral property costs (recoveries)         57,730         (20,730)
    Professional fees                           24,876          18,001
                                          ------------    ------------
    Total operating expenses                   312,775         172,333

Other Income                                   (22,394)             --
                                          ------------    ------------

Net Loss for the period                   $    290,381    $    172,333
                                          ============    ============

Net loss per weighted-average share -
    Basic and fully diluted               $         --    $         --
                                          ============    ============

Weighted-average number of shares           18,666,000      17,361,350
                                          ============    ============

    (The Accompanying Notes are an Integral part of the Financial Statements)

                                       F-18

                                                                     Exhibit "C"

GEMCO MINERALS INC.
(formerly  Firstline Environmental Solutions Inc.)
(An Exploration Stage Company)
CONSOLIDATED STATEMENT OF CASH FLOWS
Nine Months Ended February 28, 2007 and 2006
(Expressed in U.S. dollars)
(unaudited)
                                                                  Nine Months
                                                               Ended February 28,
                                                               2007         2006
                                                            ---------    ---------
Operating Activities
    Net loss for the period                                 $(290,381)   $(165,095)
    Adjustments to reconcile net loss to net cash used in
       operating and financing activities:

       Amortization                                             9,306       22,839
       Shares issued for services                              20,050       50,000
       Shares issued for settlement of debt                   206,390      340,907

    Changes in operating assets and liabilities
       Accounts payable and accrued liabilities               (47,664)     105,419
       Due to related parties                                  56,931           --
       Due to shareholders                                         --     (312,044)
       Notes Payable                                          (26,305)      35,750
                                                            ---------    ---------
Net cash provided by (used in) operating activities           (71,673)      77,776
                                                            ---------    ---------

Investing Activities
    Disposal of mineral claims                                     --            1
    Proceeds from disposal of equipment                            --        6,493
                                                            ---------    ---------
Net cash provided by investing activities                          --        6,494
                                                            ---------    ---------

Financing Activities
    Advances from a related party                             (93,571)          --
    Advances from shareholders                                 20,118           --
    Proceeds from share subscriptions                         105,000           --
                                                            ---------    ---------
Net cash provided by investing activities                      31,547           --
                                                            ---------    ---------
Foreign exchange included in other comprehensive loss          36,634      (82,965)
                                                            ---------    ---------

Net Increase (Decrease) in Cash                                (3,492)       1,305

Cash, beginning                                                11,797           77
                                                            =========    =========
Cash, ending                                                $   8,305    $   1,382
                                                            =========    =========

Supplemental disclosure of non-cash transactions:
    Shares issued for services                              $  20,050    $  50,000
    Shares issued for settlement of debt                    $ 206,390    $ 340,907

    (The Accompanying Notes are an Integral part of the Financial Statements)

                                       F-19

                                                                     Exhibit "D"

GEMCO MINERALS INC.
(formerly  Firstline Environmental Solutions Inc.)
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the Nine months ended February 28, 2007
(Expressed in U.S. dollars)
(Unaudited)

1.   Exploration Stage Company

     Gemco Minerals Inc. (the "Company") was incorporated in the State of
     Florida on August 22, 1997 and is an Exploration Stage Company, as defined by Statement of Financial Accounting Standard ("SFAS") No.7 "Accounting and
     Reporting by Development Stage Enterprises". The Company's principal business is the acquisition and exploration of mineral resources. The
     Company has not presently determined whether its properties contain mineral reserves that are economically recoverable.

     These consolidated financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The
     Company has generated minimal revenues since inception and has never paid any dividends and is unlikely to pay dividends or generate earnings in the immediate or foreseeable future. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations and to determine the existence, discovery and successful exploitation of economically recoverable reserves in its resource properties, confirmation of the Company's interests in the underlying properties, and the attainment of profitable operations. As at
     February 28, 2007, the Company has a working capital deficit of $718,843 and has accumulated losses of $2,278,096 since inception. These consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. These factors raise substantial doubt regarding the Company's ability to continue as a going concern.

2.   Summary of Significant Accounting Policies

     a)   Basis of Presentation and Consolidation

          These consolidated financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in US dollars. These consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Firstline Recovery Systems Inc.
          ("Firstline"), a company incorporated in the Province of British
          Columbia, Canada, on June 1, 1998. All intercompany transactions and balances have been eliminated. The Company's fiscal year end is May
          31.

     b)   Interim Financial Statements

          The unaudited interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information, and are presented in United States dollars. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The unaudited interim consolidated financial statements have been prepared in accordance with the accounting principles and policies described in the Company's annual consolidated financial statements for the year ended May 31, 2006, and should be read in conjunction with those statements. In the opinion of management, all adjustments (consisting of normal and recurring accruals) considered necessary for fair presentation of the Company's financial position, results of operations and cash flows have been included. Operating results for the nine-month period ended February 28, 2007 are not necessarily indicative of the results that may be expected for the year ended May
          31, 2007.

                                       F-20

                                                                     Exhibit "D"
GEMCO MINERALS INC.
(formerly  Firstline Environmental Solutions Inc.)
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the Nine months ended February 28, 2007
(Expressed in U.S. dollars)
(Unaudited)

2.   Summary of Significant Accounting Policies (continued)

     c)   Use of Estimates

          The preparation of these consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to donated expenses, and deferred income tax asset valuations.
          The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the
          Company may differ materially and adversely from the Company's estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

     d)   Cash and Cash Equivalents

          The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

     e)   Basic and Diluted Net Income (Loss) Per Share

          The Company computes net income (loss) per share in accordance with
          SFAS No. 128, "Earnings per Share" (SFAS 128). SFAS 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted
          EPS excludes all dilutive potential shares if their effect is anti-dilutive.

     f)   Financial Instruments

          The fair values of cash, investments, accounts payable, accrued liabilities, amounts due to shareholders and amounts due to related parties, approximate their carrying values due to the immediate or short-term maturity of these financial instruments. Foreign currency transactions are primarily undertaken in Canadian dollars. The financial risk is the risk to the Company's operations that arise from fluctuations in foreign exchange rates and the degree of volatility to these rates. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk.

     g)   Foreign Currency Transactions/Balances

          The Company's functional currency is the United States dollar. The consolidated financial statements of the Company are translated to
          United States dollars in accordance with SFAS No. 52 "Foreign Currency
          Translation" ("SFAS No. 52). Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rate prevailing at the balance sheet date. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Canadian dollars.
          The Company has not, to the date of these consolidated financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

          The functional currency of the wholly owned subsidiary is the Canadian dollar. The financial statements of the subsidiary are translated to
          United States dollars in accordance with SFAS No. 52 using period-end rates of exchange for assets and liabilities, and average rates of exchange for the year for revenues and expenses. Translation gains
          (losses) are recorded in accumulated other comprehensive income (loss)
          as a component of stockholders' equity. Foreign currency transaction gains and losses are included in current operations.

                                       F-21

                                                                     Exhibit "D"
GEMCO MINERALS INC.
(formerly  Firstline Environmental Solutions Inc.)
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the Nine months ended February 28, 2007
(Expressed in U.S. dollars)
(Unaudited)

2.   Summary of Significant Accounting Principles (continued)

     h)   Mineral Property Costs

          The Company is primarily engaged in the acquisition, exploration and development of mineral properties.

          Mineral property acquisition costs are capitalized in accordance with
          EITF 04-2 when management has determined that probable future benefits consisting of a contribution to future cash inflows have been identified and adequate financial resources are available or are expected to be available as required to meet the terms of property acquisition and budgeted exploration and development expenditures.
          Mineral property acquisition costs are expensed as incurred if the criteria for capitalization are not met. In the event that mineral property acquisition costs are paid with Company shares, those shares are valued at market at the time the shares are due.

          Mineral property exploration costs are expensed as incurred.

          When mineral properties are acquired under option agreements with future acquisition payments to be made at the sole discretion of the
          Company, those future payments, whether in cash or shares, are recorded only when the Company has made or is obliged to make the payment or issue the shares. Because option payments do not meet the definition of tangible property under EITF 04-2, all option payments are expensed as incurred.

          When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves and pre feasibility, the costs incurred to develop such property are capitalized.

          Estimated future removal and site restoration costs, when determinable are provided over the life of proven reserves on a units-of-production basis. Costs, which include production equipment removal and environmental remediation, are estimated each period by management based on current regulations, actual expenses incurred, and technology and industry standards. Any charge is included in exploration expense or the provision for depletion and depreciation during the period and the actual restoration expenditures are charged to the accumulated provision amounts as incurred.

     i)   Long-Lived Assets

          In accordance with SFAS No. 144, "Accounting for the Impairment or
          Disposal of Long-Lived Assets", the Company tests long-lived assets or asset groups for recoverability when events or changes in
          circumstances indicate that their carrying amount may not be recoverable. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset;
          current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and current expectation that the asset will more likely than not be sold or disposed significantly before the end of its estimated useful life.

          Recoverability is assessed based on the carrying amount of the asset and its fair value which is generally determined based on the sum of the undiscounted cash flows expected to result from the use and the eventual disposal of the asset, as well as specific appraisal in certain instances. An impairment loss is recognized when the carrying amount is not recoverable and exceeds fair value.

     j)   Comprehensive Loss

          SFAS No. 130, "Reporting Comprehensive Income" establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at February 28, 2007, the Company's only component of comprehensive loss was foreign currency translation adjustments.

                                       F-22

                                                                     Exhibit "D"
GEMCO MINERALS INC.
(formerly  Firstline Environmental Solutions Inc.)
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the Nine months ended February 28, 2007
(Expressed in U.S. dollars)
(Unaudited)

2.   Summary of Significant Accounting Principles (continued)

     k)   Income Taxes

          Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 "Accounting for Income Taxes" as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

     l)   Stock-based Compensation

          Prior to January 1, 2006, the Company accounted for stock-based awards under the recognition and measurement provisions of Accounting
          Principles Board Opinion No. 25, "Accounting for Stock Issued to
          Employees" using the intrinsic value method of accounting, under which compensation expense was only recognized if the exercise price of the
          Company's employee stock options was less than the market price of the underlying common stock on the date of grant. Effective January 1,
          2006, the Company adopted the fair value recognition provisions of
          SFAS No. 123R "Share Based Payments", using the modified retrospective transition method. The Company has not issued any stock options or share based payments since its inception. Accordingly, there was no effect on the Company's reported loss from operations, cash flows or loss per share as a result of adopting SFAS No 123R.

     m)   Recent Accounting Pronouncements

          In February 2007, the Financial Accounting Standards Board (FASB)
          issued SFAS No. 159, "The Fair Value Option for Financial Assets and
          Financial Liabilities - Including an Amendment of FASB Statement No.
          115". This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities" applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provision of SFAS No.
          157, "Fair Value Measurements". The adoption of this statement is not expected to have a material effect on the Company's financial statements.

          In September 2006, the Financial Accounting Standards Board ("FASB")
          issued SFAS No. 158, "Employers' Accounting for Defined Benefit
          Pension and Other Postretirement Plans - an amendment of FASB
          Statements No. 87, 88, 106, and 132(R)". This statement requires employers to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan)
          as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization.
          This statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The provisions of SFAS No. 158 are effective for employers with publicly traded equity securities as of the end of the fiscal year ending after December 15, 2006. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

          In September 2006, the FASB issued SFAS No. 157, "Fair Value
          Measurements". The objective of SFAS No. 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS
          No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

                                       F-23

                                                                     Exhibit "D"
GEMCO MINERALS INC.
(formerly  Firstline Environmental Solutions Inc.)
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the Nine months ended February 28, 2007
(Expressed in U.S. dollars)
(Unaudited)

2.   Summary of Significant Accounting Principles (continued)

     m)   Recent Accounting Pronouncements (continued)

          In June 2006, the Financial Accounting Standards Board (FASB) issued
          FASB Integration No. 48, "Accounting for Uncertainty in Income Taxes,
          an interpretation of FASB Statements No. 109" (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing a two-step method of first evaluating whether a tax position has met a more likely than not recognition threshold and second, measuring that tax position to determine the amount of benefit to be recognized in the financial statements. FIN 48 provides guidance on the presentation of such positions within a classified statement of financial position as well as on de-recognition, interest and penalties, accounting in interim periods, disclosure, and transition.
          FIN 48 is effective for fiscal years beginning after December 15,
          2006. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

          In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140,
          Accounting for Transfers and Servicing of Financial Assets and
          Extinguishments of Liabilities". This statement requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable, and permits for subsequent measurement using either fair value measurement with changes in fair value reflected in earnings or the amortization and impairment requirements of Statement No. 140. The subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value eliminates the necessity for entities that manage the risks inherent in servicing assets and servicing liabilities with derivatives to qualify for hedge accounting treatment and eliminates the characterization of declines in fair value as impairments or direct write-downs. SFAS No. 156 is effective for an entity's first fiscal year beginning after September 15, 2006. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

          The FASB has issued SFAS No. 155 "Accounting for Certain Hybrid
          Financial Instruments" and SFAS No. 156 "Accounting for Servicing of
          Financial Assets", but they will not have any relationship to the operations of the Company. Therefore a description and its impact for each on the Company's operations and financial position have not been disclosed.

     n)   Reclassifications

          Certain reclassifications have been made to the prior year's consolidated financial statements to conform to the current period's presentation.

     3.   Investments

          On March 26, 2002, the Company paid $14,615 (CDN$20,000) to purchase an option to acquire 49% of the outstanding shares of Slate Creek
          Mining Company Ltd. for CDN$1,000,000. The option expired March 26,
          2007. Refer to Note 9(a).

     4.   Property and Equipment

                                                February 28,       May 31,
                                Accumulated         2007             2006
                        Cost   Amortization    Net Book Value   Net Book Value
                         $           $               $                $

     Equipment        295,842     232,372          63,470           72,776
     -------------------------------------------------------------------------

                                       F-24

                                                                     Exhibit "D"

GEMCO MINERALS INC.
(formerly  Firstline Environmental Solutions Inc.)
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the Nine months ended February 28, 2007
(Expressed in U.S. dollars)
(Unaudited)

5.   Mineral Property

     (a)  On May 15, 2005, Firstline assigned its interest to six mineral claims at Burns Mountain, and two mineral claims for Hawks Placer and Joytown
          Placer in exchange for $81,242 (CDN$102,002).

          The Company has obtained geological evidence indicating that there are probable reserves located on the mineral claims and has capitalized the claims pending further development.

     (b)  On July 30, 2005, the Company sold an option to Georgia International
          Mining Corporation ("Georgia") to purchase three mineral claims in exchange for $227,055 (CDN$285,000) payable as follows: $27,884
          (CDN$35,000) which was paid at July 30, 2005, $99,586 (CDN$125,000)
          payable on June 30, 2006 and $99,586 (CDN$125,000) payable on June 30,
          2007. On March 6, 2006, the Company entered into an Amendment to the
          Option Agreement (the "Agreement") whereby the payment dates were extended by one year to June 30, 2007 and June 30, 2008, respectively.

          Additionally, Georgia will complete an exploration program within one year of becoming a publicly trading company. Due to the uncertainty of whether Georgia will be able to meet the terms of the Agreement, the
          Company will recognize the disposal of these claims when the conditions for certainty are met. Similarly, the Company will recognize revenue from the sale when funds have been received. The
          Company recognized a reduction of $1 on the mineral claims in August
          2005 for the sale of this option.

     (c)  On May 9, 2006, the Company acquired two additional mineral claims at
          Burns Mountain adjacent to its existing tenures in exchange for 50,000 shares of the Company with a fair value of $14,500 from a third party.

          On May 24, 2006, the Company entered into a joint venture agreement
          (the "JV Agreement") with Canamex Corporation ("Canamex"), a Mexican mining company duly incorporated in the country of Mexico (Minera
          Canamex, S.A. de C.V.). In accordance with the JV Agreement, the
          Company advanced $3,500 to Canamex which was utilized to acquire one mineral claim in the Ensenada region of Baja California.

          At February 28, 2007, cumulative exploration costs on these mineral claims are $252,260 (May 31, 2006 - $203,280).

6.   Related Party Transactions

     (a)  As at February 28, 2007, the Company owed $22,983 to various management and directors for funding of working capital. The amounts are unsecured, non-interest bearing, and due on demand.

     (b)  As at February 28, 2007, the Company owed $37,900 to various shareholders of the Company for funding of working capital. The amounts are unsecured, non-interest bearing, and due on demand.

     (c)  See Note 7.

7.   Notes Payable - Related Parties

     (a)  On August 22, 2000, the Company issued a promissory note to the
          President of the Company for proceeds of $4,523 (CDN$5,000). The note is unsecured, due interest of 16% per annum and due on demand. On
          January 15, 2007, the full outstanding amount of this promissory note,
          $3,851 (CDN$4,313), was converted to 15,402 common shares of the
          Company.

     (b)  On June 1, 2004, the Company issued a promissory note to the President of the Company for proceeds of $17,076 (CDN$18,874). The note is unsecured, due interest of 24% per annum, and due on demand. On
          January 15, 2007, the full outstanding amount of this promissory note,
          $9,101 (CDN$10,193), was converted to 36,403 common shares of the
          Company.

                                       F-25

                                                                     Exhibit "D"

GEMCO MINERALS INC.
(formerly  Firstline Environmental Solutions Inc.)
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the Nine months ended February 28, 2007
(Expressed in U.S. dollars)
(Unaudited)

7.   Notes Payable - Related Parties (continued)

     (c)  On June 8, 2004, the Company issued a promissory note to a director of the Company for proceeds of $27,142 (CDN$30,000). The note is unsecured, due interest of 15% per annum, and due on demand. On
          January 15, 2007, the full outstanding amount of this promissory note,
          $38,495 (CDN$43,114) was converted to 153,979 common shares of the
          Company.

     (d)  On January 15, 2007, the Company issued a promissory note to a director of the Company for proceeds of $88,961 (CDN$99,636). The note is unsecured, due interest of 12% per annum, and due on demand. On
          January 26, 2007, $44,643 (CDN$50,000) was converted into common shares of the Company. At February 28, 2007, principal balance of
          $47,927 (CDN$53,730) and accrued interest of $939 (CDN$1,054) remained outstanding.

     (e)  On January 15, 2007, the Company issued a promissory note to a principal of the Company for proceeds of $100,833 (CDN$112,933). The note is unsecured, due interest of 12% per annum, and due on demand.
          On January 26, 2007, $44,643 (CDN$50,000) was converted into common shares of the Company. At February 28, 2007, principal balance of
          $57,302 (CDN$64,177) and accrued interest of $1,124 (CDN$1,258)
          remained outstanding.

8.   Notes Payable

     Between 2000 and 2004, the Company issued promissory notes for proceeds of
     $402,329 (CDN$459,540). The notes are unsecured, due interest ranging from
     0-18% per annum, and due on demand. At February 28, 2007, principal balance of $323,154 (CDN$369,106) and accrued interest of $170,982 (CDN$195,296)
     remained outstanding.

9.   Common Stock

     (a)  For the period ended February 28, 2007, the Company issued 540,000 shares for subscribers to the 2006 Flow-Through share offering at
          $0.25 per share. The Company had subscribed $30,000 as at May 31, 2006 year end. Each share has one warrant attached which is convertible into one common share, exercisable within two years at a price of
          $0.50 USD per share. The warrants also have an expedited exercise provision stating that if, for thirty consecutive trading days, the closing price of the listed shares of the Company exceeds $0.50 USD then the exercise period of the warrants will be condensed to a period of 60 days. The Company subsequently prepared an filed an SB-2 registration statement with the Securities Exchange Commission in accordance with the terms of the offering, as outlined in Subsequent
          Events Note 9.

     (b)  For the period ended February 28, 2007, the Company issued 129,679 common shares to settle $32,420 (CDN $36,000) of outstanding notes payable in exchange for $0.25 per common share, for the issuance of
          129,679 common shares.

     (c)  For the period ended February 28, 2007, the Company issued 50,000 shares at a deemed value of $14,500 at $0.29 per share in accordance with the property purchase agreement dated May 4, 2006, whereby Gemco acquired claims to 2,691.69 acres of mineral property contiguous to the Burns Property.

     (d)  For the period ended February 28, 2007, the Company issued 40,000 shares and 15,000 shares in exchange for cartage services and a loan fee which were provided in September 2006 and were both recorded at a deemed value of $0.20 per share for $8,000 and $3,000 respectively, representing the current market price of the shares and the fees that would customarily be charged for such services

     (e)  For the period ended February 28, 2007, the Company issued 35,000 shares and 2,000 shares in exchange for consulting and promotional services which were provided in November 2006 and recorded at $8,750 and $300 at a deemed value of $0.25 per share and $0.15 per share respectively, representing the current market price of the shares and the fees that would customarily be charged for such services.

                                      F-26

                                                                     Exhibit "D"

GEMCO MINERALS INC.
(formerly  Firstline Environmental Solutions Inc.)
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the Nine months ended February 28, 2007
(Expressed in U.S. dollars)
(Unaudited)

9.   Common Stock

     (f)  For the period ended February 28, 2007, the Company issued 459,311 shares to three Directors for debt conversion in the amount of
          $114,827.68 at $0.25 per share as denoted in the Related Parties transactions later in this registration statement.

     (g)  For the period ended February 28, 2007, the Company issued 178,571 shares to a Principal Shareholder for debt conversion in the amount of
          $44,642.86 at $0.25 per share as denoted in the Related Parties transactions later in this registration statement.

10.  Subsequent Events

     (a)  On March 26, 2007, the option to acquire 49% of the outstanding shares of Slate Creek Mining Company Ltd. for CDN$1,000,000 expired as the
          Company did not consider the exercise price viable for the asset at this time.

     (b) On April 3, 2007 the Company filed a Form SB-2 Registration Statement under the Securities Act of 1933, for an offering of 3,500,000 shares at $0.75 and registering of 12,774,144 for existing holders at the prevailing market price. The Company will receive maximum proceeds of
         $2,625,000 from the offering to be used for working capital and general corporate purposes as outlined in the prospectus. The Company will not receive any proceeds from the resale of shares by the selling security holders covered under the prospectus.

                                      F-27

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
DISCLOSURE

On September 26, 2006, the Audit Committee of the Company's Board of Directors
(the "Audit Committee") agreed to accept the resignation of Cinnamon Jang
Willoughby as the Company's independent registered public accounting firm. On that same date, the Audit Committee engaged , Manning Elliott to serve as the independent registered public accounting firm to audit the Company's consolidated financial statements and to serve as the Company's independent registered public accounting firm for the fiscal year ended May 31, 2007.

The reports of Cinnamon Jang Willoughby on the Company's consolidated financial statements as of and for the fiscal year ended May 31, 2006 and any subsequent interim period through the date of resignation did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principle.

During the fiscal year ended May 31, 2006 and any subsequent interim period through the date of resignation, there were no (1) disagreements with Cinnamon
Jang Willoughby on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Cinnamon Jang Willoughby's satisfaction, would have caused
Cinnamon Jang Willoughby to make reference thereto in its report on the financial statements for the period, or (2) reportable events described under
Item 304(a)(1)(iv)(B) of Regulation SB. A letter from Cinnamon Jang Willoughby is attached hereto as Exhibit 16.1, indicating its agreement with the statements herein.

In deciding to select Manning Elliott, the Audit Committee reviewed auditor independence issues and existing commercial relationships with Manning Elliott and concluded that Manning Elliott has no commercial relationship with the
Company that would impair its independence for the fiscal year ending May 31,
2007.

During the fiscal year ended May 31, 2006 and the subsequent interim periods through the engagement of Manning and Elliott, the Company did not consult with
Manning and Elliott regarding any of the matters or events set forth in Item
304(a)(2)(i) and (ii) of Regulation S-B.

                                       75